UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to § 240.14a-12

ACCO BRANDS CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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April 1, 2010

Dear Stockholder:

The ACCO Brands Corporation 2010 Annual Meeting of Stockholders will be held at 10:30 a.m. (Central time) on Tuesday, May 18, 2010, at the Arboretum Golf Club, 401 W. Half Day Road, Buffalo Grove, Illinois. A map with directions to the Arboretum Golf Club can be found following this letter. The sole purpose of the meeting is to consider the matters described in the following Notice of 2010 Annual Meeting and Proxy Statement.

It is important that your shares are represented at the meeting, whether or not you personally plan to attend. You can submit your proxy by using a toll-free telephone number, by mail or via the Internet, or you can vote in person at the meeting. Instructions for using these services are provided on the accompanying proxy form. If you decide to vote your shares using the accompanying proxy form, we urge you to complete, sign, date, and return it promptly.

Sincerely,

Robert J. Keller

Chairman of the Board

and Chief Executive Officer

NOTICE OF 2010 ANNUAL MEETING

AND PROXY STATEMENT

The Annual Meeting of Stockholders of ACCO Brands Corporation (“ACCO Brands” or the “Company”) will be held at the Arboretum Golf Club, 401 W. Half Day Road, Buffalo Grove, Illinois, at 10:30 a.m. (Central time) on Tuesday, May 18, 2010, to consider and vote upon the following matters:

Item 1:	The election of nine directors identified in this Proxy Statement for a term expiring at the 2011 Annual Meeting;

Item 2:	The ratification of the selection of KPMG LLP as our independent registered public accounting firm for 2010;

Item 3:	The approval of a proposal to amend and reapprove the performance measures under the Amended and Restated ACCO Brands Corporation 2005 Incentive Plan as described in this Proxy Statement; and

Item 4:	To transact such other business as may properly come before the meeting or any adjournment thereof.

If you hold common stock at the close of business on March 23, 2010, you will be entitled to vote at the Annual Meeting. Please submit a proxy as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. You may submit your proxy (1) by telephone, (2) through the Internet, or (3) by mail. For specific instructions, please refer to the accompanying proxy card. If you attend the Annual Meeting, you may revoke your proxy and vote in person.

This year we are again taking advantage of Securities and Exchange Commission (“SEC”) rules that allow issuers to furnish proxy materials to stockholders via the Internet. We sent Notices of Internet Availability of Proxy Materials to holders of our common stock as of the record date on or about April 1, 2010. The Notice describes how you can access our proxy materials, including this Proxy Statement, beginning on April 1, 2010.

We also are soliciting voting instructions from participants in the ACCO Brands Corporation 401(k) plan who have invested in the ACCO Brands Stock Fund or hold shares of our common stock under the plan. We ask each plan participant to sign, date and return the accompanying voting instruction card, or provide voting instructions by telephone or through the Internet as described on the voting instruction card.

By order of the Board of Directors

Steven Rubin

Senior Vice President, Secretary

and General Counsel

This Proxy Statement and accompanying proxy are first being made available or distributed to our stockholders on or about April 1, 2010.

VOTING AND PROXIES

Why is ACCO Brands distributing this Proxy Statement?

Our Board of Directors is soliciting proxies for use at our 2010 Annual Meeting of Stockholders to be held on Tuesday, May 18, 2010, beginning at 10:30 a.m. (Central time), at the Arboretum Golf Club, 401 W. Half Day Road, Buffalo Grove, Illinois. In order to solicit your proxy, we must furnish you with this Proxy Statement, which contains information about the matters to be voted upon at the annual meeting.

What is the purpose of the annual meeting?

The purpose of the Annual Meeting is for stockholders to act upon the matters outlined in the Notice of 2010 Annual Meeting and described in this Proxy Statement, including: (1) the election of nine directors, (2) the ratification of KPMG LLP as our independent registered public accounting firm for 2010, (3) the approval of a proposal to amend and reapprove the performance measures under our Amended and Restated 2005 Incentive Plan, and (4) such other business as may properly come before the meeting. In addition, management will be available to respond to questions from stockholders.

Why did I receive a notice in the mail regarding the availability of proxy materials on the Internet instead of a full set of proxy materials?

Pursuant to rules adopted by the SEC, we are providing access to our proxy materials via the Internet. The Notice of Internet Availability of Proxy Materials (the “Notice”) we sent to our stockholders provides instructions on how to access and review this Proxy Statement and our annual report online, as well as how to vote online. Providing proxy materials electronically significantly reduces the printing and mailing costs associated with the distribution of printed copies of our proxy materials to our stockholders.

If you receive a Notice, you will not receive a printed copy of the proxy materials by mail unless you request one. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request printed copies may be found within the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

Who is entitled to vote?

Only stockholders who own ACCO Brands common stock of record at the close of business on March 23, 2010 are entitled to vote. Each holder of common stock is entitled to one vote per share. There were 54,798,836 shares of common stock outstanding on March 23, 2010.

What is the difference between being a record holder and holding shares in street name?

A record holder holds shares in his or her own name. Shares held in “street name” means shares that are held in the name of a bank, broker or other nominee on a person’s behalf. If the shares you own are held in “street name” by a brokerage firm, your brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the directions your brokerage firm provides you. Many brokers also offer the option of voting over the Internet or by telephone, instructions for which would be provided by your brokerage firm on your instruction form. Under the current rules of the New York Stock Exchange, or NYSE, if you do not give instructions to your brokerage firm, it will still be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to certain “non-discretionary” items. The ratification of KPMG LLP as our independent registered public accounting firm (proxy item two) is considered to be a discretionary item under the NYSE rules and your brokerage firm will be able to vote on that item even if it does not receive instructions from you, so long as it holds your shares in its name.

Starting this year, the election of directors (proxy item one) is a “non-discretionary” item. Therefore, your broker may not vote with respect to the election of directors unless it receives your voting instructions, and if it does not, those votes will be counted as “broker non-votes.” “Broker non-votes” are shares that are held in “street name” by a bank or brokerage firm that indicates on its proxy that it does not have or did not exercise discretionary authority to vote on a particular matter. In addition to proxy item one, the proposed amendment and reapproval of the performance measures under our Amended and Restated 2005 Incentive Plan (proxy item three) is also a “non-discretionary” item.

How do I vote?

Record holders can vote by filling out the accompanying proxy card and returning it as instructed on the proxy card. You can also vote by telephone or the Internet by following the instructions printed on the proxy card or the Notice. If you hold shares in street name, you must vote by giving instructions to your broker or nominee. You should follow the voting instructions that you receive from them. The availability of telephone and Internet voting will depend on the bank’s or broker’s voting process. You may also vote in person at the meeting.

How will my proxy be voted?

Your proxy, when properly signed and returned to us, or processed by telephone or via the Internet, and not revoked, will be voted in accordance with your instructions. We are not aware of any other matter that may be properly presented other than the election of directors, the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2010 and the proposal to amend and reapprove the performance measures under our Amended and Restated 2005 Incentive Plan. If any other matter is properly presented, the persons named in the enclosed form of proxy will have discretionary authority to vote in their best judgment.

What if I don’t mark the boxes on my proxy?

Unless you give other instructions on your form of proxy or when you cast your proxy by telephone or the Internet, the persons named as proxies will vote in accordance with the recommendations of the Board of Directors. The Board’s recommendation is set forth together with the description of each Item in this Proxy Statement. In summary, the Board recommends a vote:

•	FOR the election of each director nominee;

•	FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2010; and

•	FOR the approval of the amendment and reapproval of the performance measures under our Amended and Restated 2005 Incentive Plan.

Can I go to the annual meeting if I vote by proxy?

Yes. Attending the meeting does not revoke your proxy unless you vote in person at the meeting.

How can I revoke my proxy?

You may revoke your proxy at any time before it is actually voted by giving written notice to the secretary of the meeting or by delivering a later-dated proxy, which automatically revokes your earlier proxy, either by mail, by telephone or the Internet if one of those methods was used for your initial proxy submission. If shares are held in a stock brokerage account or by a bank or other broker nominee, then you are not the record holder of your shares, and while you are welcome to attend the Annual Meeting you would not be permitted to vote unless you obtained a signed proxy from your broker nominee (who is the holder of record).

Will my vote be public?

No. As a matter of policy, stockholder proxies, ballots and tabulations that identify individual stockholders are kept secret and are only available to the independent Inspectors of Election and certain employees who have an obligation to keep your votes secret.

What constitutes a quorum?

The holders of a majority of the issued and outstanding common stock of the Company present either in person or by proxy at the meeting will constitute a quorum. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting. If less than a majority of the outstanding shares of common stock are represented at the meeting, a majority of the shares so represented may adjourn the meeting to another date, time or place.

How many votes are needed to elect the director nominees and approve the other matters to be voted upon at the annual meeting?

Directors are elected by a plurality of the votes cast for the election of directors at the meeting. A proxy marked to withhold authority for the election of one or more directors will not be voted with respect to the director or directors indicated. The affirmative vote of shares representing a majority in voting power of the Company’s common stock present in person or represented by proxy at the meeting and entitled to vote is necessary for approval of proxy items 2 and 3. Proxy cards marked as abstentions on items 2 and 3 will not be voted and will have the effect of a negative vote. Please note that a broker or other nominee will not be permitted to vote your shares on proxy items 1 (election of directors) or 3 absent specific instructions from you. Therefore, it is important that you follow the voting instructions on the form that you receive from your brokerage firm.

What if I participate in the ACCO Brands 401(k) plan?

We also are making this Proxy Statement available to and seeking voting instructions from participants in the ACCO Brands 401(k) plan who invest in the ACCO Brands Stock Fund or hold shares of our common stock under such plan. The trustees of the plan, as record holders of ACCO Brands common stock held in the plan, will vote whole shares attributable to you or your interest in the ACCO Brands Stock Fund in accordance with your directions given on your voting instruction card, by telephone or the Internet. If you hold shares of our common stock or invest in the ACCO Brands Stock Fund under the plan, please complete, sign and return your voting instruction card, or provide voting instructions by telephone or through the Internet as described on the voting instruction card prior to May 14, 2010. The voting instruction card will serve as instructions to the plan trustees to vote the whole shares attributable to your interest in the manner you indicate on the card.

ELECTION OF DIRECTORS

(Proxy Item 1)

Our Board of Directors currently consists of eight members. Our By-laws currently provide that the Board of Directors may consist of not less than eight nor more than eleven members. Dr. Patricia O. Ewers has not been nominated for re-election at the 2010 Annual Meeting as she has reached the Board’s mandatory retirement age of 72 years old as set forth in our Corporate Governance Principles. The Board of Directors, upon recommendation from the Corporate Governance and Nominating Committee, has selected, in addition to all of the currently serving directors other than Dr. Ewers, both Ms. Kathleen S. Dvorak and Ms. Sheila Talton as nominees for election as a director at the 2010 Annual Meeting.

The Board of Directors proposes that each of the nine nominees named and described below, seven of whom currently serve as directors, be elected for a one-year term expiring at the 2011 Annual Meeting and until his or her respective successor is duly elected and qualified. Proxies cannot be voted for more than the number of nominees proposed for election.

The following paragraphs provide information as of the date of this proxy statement about each director-nominee. The information presented includes information about each director’s age, positions held, principal occupation and business experience for the past five years, the year first elected as a director of ACCO Brands, if applicable, and the names of other publicly-held companies of which he or she currently serves as a director or has served as a director during the past five years. In addition, the information presented below includes details on each director-nominee’s specific experience, qualifications, attributes, and skills that led our Board to the conclusion that he or she should serve as a director in light our business and structure. We also believe that all of our directors and director-nominees have a reputation for integrity, honesty, and adherence to high ethical standards. They each have business acumen and an ability to exercise sound judgment, and in the case of current directors, a commitment of service to ACCO Brands Corporation and its Board.

Nominees. Each of the nominees below has consented to serve a one-year term if elected. If any of them should become unavailable to serve as a director (which is not currently expected), the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board. Information about the number of shares of common stock beneficially owned by each director appears under the heading “Certain Information Regarding Security Holdings.” There are no family relationships among any of the directors and executive officers of ACCO Brands.

Currently Serving Director Nominees

ROBERT J. KELLER, Chairman of the Board and Chief Executive Officer; Director since 2005

Mr. Keller, age 56, has served as Chairman and Chief Executive Officer since October, 2008, was Chairman in September and October of 2008, and served as Presiding Independent Director of the Board from May, 2008 until September, 2008. Previously, Mr. Keller served as President and Chief Executive Officer and as a director of APAC Customer Services, Inc. from March, 2004 until February, 2008. Mr. Keller served in various capacities at Office Depot, Inc. from February, 1998 through September, 2003, most recently as President, Business Services Group. We believe Mr. Keller’s qualifications to serve on our Board of Directors include his experience in and knowledge of the office products industry, as a public company director and as a business leader at a number of companies in several industries, including one of our principal customers, Office Depot, Inc., as well as his current role as Chief Executive Officer of the Company.

ROBERT H. JENKINS, Presiding Independent Director; Director since 2007

Mr. Jenkins, age 67, has served as Presiding Independent Director since September, 2008. Mr. Jenkins is retired. He served as Chairman, President and Chief Executive Officer of Sundstrand Corporation from 1997 to 1999 and as President and Chief Executive Officer from 1995 to 1997. Sundstrand is an aerospace and industrial company which merged with United Technologies Corporation in June, 1999, forming Hamilton Sundstrand Corporation. Mr. Jenkins is currently a director of AK Steel Holding Corporation and Clarcor, Inc. He formerly served as a director of Solutia, Inc. from 1997 to 2008. We believe Mr. Jenkins’ qualifications to serve on our Board of Directors include his prior experience as a chief executive officer of a publicly held major industrial firm, his service on other boards of directors of publicly held firms, his extensive corporate governance experience, much of which has been acquired in his role as lead director for AK Steel Holdings Corporation, and his business and operational experience at a number of companies in other industries. His board leadership has been and continues to be invaluable to the Company and the other directors.

GEORGE V. BAYLY, Director since 2005

Mr. Bayly, age 67, is a private investor. Since August, 2008 Mr. Bayly has served as principal of Whitehall Investors LLC, a consulting and venture capital firm. From September, 2006 to March, 2008 he served as Chairman and interim Chief Executive Officer of Altivity Packaging LLC. He served as interim Chief Executive Officer of U.S. Can Corporation from April, 2004 to January, 2005, and Chairman, President and Chief Executive Officer of Ivex Packaging Corporation, a specialty packaging company, until June, 2002. He was a director of General Binding Corporation (“GBC”) from 1998 until August, 2005. He currently is a director of Huhtämaki Oyj, TreeHouse Foods, Inc., and Graphic Packaging Holding Company. We believe Mr. Bayly’s qualifications to serve on our Board of Directors include his twelve years’ experience as a director of ACCO Brands and GBC and the resultant knowledge he has obtained of the office products industry, his prior experience as chief executive officer at publicly held companies, and his service on other boards of directors of publicly held firms. He also brings an invaluable global business perspective to the Board.

G. THOMAS HARGROVE, Director since 2005

Mr. Hargrove, age 70, is a private investor. Mr. Hargrove served as the non-executive Chairman of AGA Creative, a catalog creative agency, from 1999 until 2001, and as a director of General Binding Corporation from 2001 until August, 2005. Early in his career he held various financial management positions and has also served on the Investment Committee of the Washington State University Foundation. We believe Mr. Hargrove’s qualifications to serve on our Board of Directors include his nine years’ experience as a director and Chairman of the Audit Committee of ACCO Brands and GBC and the resultant knowledge he has obtained of the office products industry. Further enhancing his qualifications are his more than 30 years of operational and financial experience, primarily in the manufacturing and distribution of consumer products, which included serving as president of the At-A-Glance Group, a prominent office products company. The exposure to risk assessment obtained in both his service to GBC’s Audit Committee and in his charitable service has been of great value in chairing the Board’s Audit Committee.

THOMAS KROEGER, Director since 2009

Mr. Kroeger, age 61, is President of Spencer Alexander Associates, which provides management consulting and executive recruiting services. Spencer Alexander Associates is affiliated with Howard & O’Brien Associates, a retained executive search firm. He is also a member of the Operating Council of Kirtland Capital Partners, a private equity firm. Previously, Mr. Kroeger has served as chief human resources officer for each of Invacare Corporation, Office Depot, Inc., and The Sherwin-Williams Company. In each of these positions, he also was a member of the executive committee. We believe Mr. Kroeger’s qualifications to serve on our Board of Directors include his extensive background in talent management, which brings an important perspective to board discussions on human resource matters, and his prior experience in the office products industry.

MICHAEL NORKUS, Director since 2009

Mr. Norkus, age 63, is President of Alliance Consulting Group, a business strategy consulting firm. Prior to founding Alliance in 1986, Mr. Norkus was Vice President and Director of The Boston Consulting Group, where he served for 11 years. Mr. Norkus currently serves as a director of Genesee & Wyoming, Inc. and Overland Storage, Inc. We believe Mr. Norkus’ qualifications to serve on our Board of Directors include his service as a director of other publicly held companies and his more than three decades of business consulting experience in the disciplines of corporate strategy, marketing, and new product development.

NORMAN H. WESLEY, Director since 2005

Mr. Wesley, age 60, is retired. He served as Chairman of the Board of Fortune Brands, Inc., from December, 1999 until September, 2008, and Chief Executive Officer of Fortune Brands from December, 1999 until January, 2008. Mr. Wesley currently serves as a director of Fortune Brands, Inc., and Pactiv Corporation. He has formerly served as a director of R.R. Donnelley & Sons Company from 2001 to 2008. We believe Mr. Wesley’s qualifications to serve on our Board of Directors include his extensive experience in the office products industry, including his experience as President of the Company’s predecessor while it was a wholly owned subsidiary of Fortune Brands, Inc., his prior experience as chief executive officer at a publicly held company, and his service on other boards of directors of publicly held firms.

New Director Nominees

KATHLEEN S. DVORAK

Ms. Dvorak, age 53, is Executive Vice President and Chief Financial Officer of Richardson Electronics, Ltd., a global provider of engineered solutions and distributor of electronic components serving the RF (radio frequency) and wireless communications, electron device, industrial power conversion and display systems markets. Previously, she had been Senior Vice President and Chief Financial Officer of United Stationers, Inc., an office products wholesaler and distributor, from 2001 until 2007. We believe Ms. Dvorak’s qualifications to serve on our Board of Directors include her extensive experience in the office products industry, including as a former officer of one of our principal customers, and her financial and accounting background and experience as a chief financial officer at two publicly held companies. The Board believes this experience will be highly valuable should she serve, as expected and if elected, on the Board’s Audit Committee.

SHEILA TALTON

Ms. Talton, age 57, is Vice President, Office of Globalization, for Cisco Systems, Inc., a leading global manufacturer, supplier and servicer of Internet Protocol (IP)-based networking and other products related to the communication and information technology (“IT”) industry, and has held this position since 2008. From 2004 to 2008 she also held vice president positions in Cisco’s Advisory Services and China groups following a long career in the IT industry. Prior to joining Cisco Ms. Talton served in multiple roles at EDS including as President of their Business Process Innovation Global Consulting Practice. Previously, she was a Vice President in the Midwest Technology Practice for Cap Gemini Ernst & Young. In 1987, she founded Unisource Network Services, one of the first independent IT firms specializing in the integration of voice, data, and video communication platforms. We believe Ms. Talton’s qualifications to serve on our Board of Directors include her extensive global operations experience and her further experience as a successful business leader and entrepreneur in the IT industry. Ms. Talton also has extensive experience working on the boards of charitable organizations and is affiliated with several minority organizations. We believe these experiences will prove highly valuable given the global nature of our business and the importance of information technology in our operations.

During 2009, there were seven meetings of the Board of Directors. Each director attended at least 75% of the total meetings of the Board of Directors and committees of the Board of Directors of which the director was a member. In addition to participation at Board and committee meetings, our directors discharge their responsibilities throughout the year through personal meetings and other communications, including considerable telephone contact with the Chairman and others regarding matters of interest and concern to ACCO Brands.

CORPORATE GOVERNANCE

Director Independence

The Board of Directors has adopted Corporate Governance Principles to address significant issues of corporate governance, such as Board composition and responsibilities, director compensation, and executive succession planning. The Corporate Governance Principles provide that a majority of the members of the Board of Directors, and each member of the Audit, Compensation and Corporate Governance and Nominating Committees, must meet certain criteria for independence. Based on the New York Stock Exchange independence requirements, the Corporate Governance Principles (which are available on our website, www.accobrands.com) set forth certain guidelines to assist in determining director independence. Section A.3 of the Corporate Governance Principles states:

A director shall be considered independent only if the Board of Directors affirmatively determines that the director has no material relationship with ACCO Brands, either directly or as a partner, stockholder, director or officer of an organization that has a material relationship with ACCO Brands.

Under no circumstances shall any of the following persons be considered an independent director for purposes of this guideline:

(a) any current employee of ACCO Brands, its subsidiaries, or ACCO Brands’ independent auditors;

(b) any former employee of ACCO Brands or its subsidiaries until three years after the employment has ended;

(c) any person who (1) is a current partner or employee of the firm that is ACCO Brands’ internal or external auditor; (2) has been within the last three years or has an immediate family member that has been within the last three years a partner or employee of such firm and worked on ACCO Brands’ audit during that time; or (3) has an immediate family member who is currently or within the last three years has been an employee of such firm and participates in the audit, assurance, or tax compliance (but not tax planning) practice;

(d) any person who is employed as an executive officer by another company on whose compensation committee one of ACCO Brands’ executive officers serves or has served during the prior three years;

(e) any person who receives, or who in any twelve month period within the last three years has received, more than $120,000 per year in direct compensation from ACCO Brands, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on future service);

(f) any person who is an executive officer or an employee of a company that makes payments to, or receives payments from, ACCO Brands for property or services in an amount that exceeds, in any of the last three fiscal years, the greater of $1 million or 2% of the other company’s consolidated gross revenues; and

(g) any person who has an immediate family member (as defined by the New York Stock Exchange Listed Company Manual) who falls into one of the previous six categories.

Ms. Dvorak and Ms. Talton and each member of the Board of Directors, other than Mr. Keller, has been determined by the Board to be independent as defined in the New York Stock Exchange Listed Company Manual and to meet the independence criteria set forth in ACCO Brands’ Corporate Governance Principles. All members of the Audit Committee, Corporate Governance and Nominating Committee, and Compensation Committee are independent.

Robert H. Jenkins currently serves as the Presiding Independent Director to preside at all executive sessions of the non-employee directors of the Board. Executive sessions of non-employee directors are held at every regularly scheduled meeting of the Board of Directors.

Stockholder Communication

The Board of Directors and management encourage communication from our stockholders. Stockholders who wish to communicate with our management should direct their communication to the Chairman and Chief Executive Officer or the Office of the Corporate Secretary, 300 Tower Parkway, Lincolnshire, Illinois 60069. Stockholders and other interested parties who wish to communicate with the non-employee directors, any individual director or the Presiding Independent Director should direct their communication c/o the Office of the Corporate Secretary at the address above. The Secretary will forward any communications intended for the full Board, for the non-employee directors as a group, or for the Presiding Independent Director to Mr. Jenkins. Communications intended for an individual director will be forwarded directly to that director. If multiple communications are received on a similar topic, the Secretary may, in his discretion, forward only representative correspondence. Any communications that are abusive, in bad taste or present safety or security concerns may be handled differently.

Annual Meeting Attendance

We do not have a formal policy requiring members of the Board to attend stockholder annual meetings, although all directors are strongly encouraged to attend. All of the current directors attended the 2009 Annual Meeting, except Mr. Kroeger who did not join the Board until December 2009.

Board Leadership Structure

ACCO Brands is led by Robert J. Keller, who has served as our Chairman and Chief Executive Officer since October, 2008. We believe having the Chief Executive Officer also serve as Chairman of the Board is in the Company’s best interests at this time and is appropriately balanced by the roles of the presiding independent director and the Board’s principal committees as described below.

We believe that having a single leader for our company in the combined role of Chairman and Chief Executive Officer is seen by our customers, business partners, investors and the other stakeholders as providing strong, unified leadership for our company, notably through the difficult business environment experienced in 2009, as well as in our community and in our industry. As Mr. Keller is the director most familiar with the Company’s overall business and its short and long-term strategies, his service on and chairmanship of the Board allows for better communication of those strategies at the Board level, which fosters appropriate discussion that leads to further refining and definition of the Company’s strategies. Additionally, the combined Chairman and Chief Executive Officer role also allows Mr. Keller to serve as an effective link between the Board and management, and facilitates bringing to the Board’s attention key business issues and stakeholder interests as the Board fulfills its duties.

We also have a presiding independent director who presides at meetings of all non-management directors in executive session. Typically, these meetings are held in conjunction with every Board meeting and in 2009 each Board meeting included a non-management director’s session. This allows directors to speak candidly on any matter of interest, without the Chairman and Chief Executive Officer or other managers present. Robert H. Jenkins has been the Board’s presiding independent director since October, 2008. Mr. Jenkins works closely with Mr. Keller in establishing the agenda for each Board meeting and acts as a conduit for contact between Mr. Keller and the other Board members. The presiding independent director, although not required to do so, also endeavors to attend all Board Committee meetings.

Further, we view the independent members of our Board and the three standing Board committees as providing appropriate oversight and an effective balance to the combined Chairman and Chief Executive Officer role. In this regard, the Audit Committee oversees the accounting and financial reporting processes, as well as most risk, legal and compliance matters. The Compensation Committee oversees the annual performance of our Chairman and Chief Executive Officer, as well as risk surrounding the Company’s compensation plans. The Corporate Governance and Nominating Committee monitors matters such as the composition of the Board and its committees, board performance and “best practices” in corporate governance. The Chairman and Chief Executive Officer does not serve on any of these committees and, as discussed in more detail in this proxy statement, the entire Board of Directors is actively involved in overseeing our risk management. We believe the independent composition of our principal Board committees, together with presiding independent director function, provides balanced leadership and consistent, effective oversight of our management and our company.

Risk Oversight

Our entire Board is actively involved in overseeing our risk management. Operational and strategic presentations by management to the Board include consideration of the challenges and risk to our business, and the Board and management actively engage in discussion on these topics. At least annually the Board reviews management’s long term strategic plans and the risks associated with carrying out those plans. The report for that strategic review is compiled by senior management and approved by the Chief Executive Officer.

In addition, each of our Board committees considers risk within its area of responsibility. For instance, our Audit Committee oversees financial risk and reviews at least annually the risk factors enunciated in the Company’s periodic reports that are filed with the SEC. In addition, they discuss legal and compliance matters, and assess the adequacy of our risk-related internal controls. The Audit Committee also periodically requests management to address specific risk issues at its meetings. Likewise, the Compensation Committee considers risk and structures our executive compensation programs with an eye to providing incentives to appropriately reward executives for growth without undue risk taking. It also annually meets with the Company’s pension plan trust investment advisor to review the investment performance and associated risks with the Company’s U.S. pension plan trust. On an annual basis, the Corporate Governance and Nominating Committee reviews our Board Committees’ structure to ensure appropriate oversight of risk.

Our Compensation Committee has reviewed and discussed with management the issues of risk as it relates to our compensation program and practices and the Committee does not believe our compensation programs and practices encourage excessive or inappropriate risk taking or are reasonably likely to have a material adverse effect on the Company for, at least, the following reasons:

•

We structure our pay to consist of both fixed and variable compensation. The fixed (or salary) portion of compensation is designed to provide a steady income regardless of the Company’s stock price performance so that executives do not feel pressured to focus exclusively on stock price performance to the detriment of other important business metrics. The variable (cash bonus and equity) portions of compensation are designed to reward both short and long-term corporate performance. For short-term performance, our cash bonus is awarded based on annual performance metrics and targets. For long-term performance our equity awards generally vest over a three year minimum period and are only valuable if our stock price increases over time. Our restricted stock units generally cliff vest in four years. We feel that these variable elements of compensation are a sufficient percentage of overall compensation to motivate executives to produce superior short and long-term corporate results while the fixed element is also sufficiently high that the executives are not encouraged to take unnecessary or excessive risks in doing so.

•

Our operating income and cash flow targets are applicable to our executives and employees alike, regardless of business unit. We believe this encourages consistent behavior across the organization, rather than establishing different performance metrics depending on a person’s position in the Company or their business unit. So, for example, a person in our most profitable business line is not encouraged to take more risk than someone in a less profitable business unit.

•

We cap our cash bonus at 2 x target which we believe also mitigates excessive risk taking. Even if the Company dramatically exceeds its operating targets, bonus payouts are limited. Conversely, we have a floor on the bonus target so that profitability below a certain level (as approved by the Compensation Committee) does not permit bonus payouts.

•

We have strict internal controls over the measurement and calculation of earnings designed to keep them from being susceptible to manipulation by any employee, including our executives. In addition, all of our employees are encouraged to report up to the Company’s director of internal audit and general counsel through a confidential “whistle-blower” hot line in the event they become aware of any internal financial reporting irregularities.

•

The members of the Board’s Compensation Committee have extensive experience in executive compensation matters and they are counseled by an independent professional executive compensation consulting firm. Their approval is required before any new executive compensation plan can be amended or implemented. This precludes management’s ability to implement any high risk or excessive compensation program.

Committees

The Board of Directors has established an Audit Committee, a Compensation Committee, a Corporate Governance and Nominating Committee and an Executive Committee.

Audit Committee

Members	The members of the Audit Committee are Messrs. G. Thomas Hargrove (Chairperson), Robert H. Jenkins, Michael Norkus and Norman H. Wesley. Each member meets the independence standards set forth in our Corporate Governance Principles and those set forth in the New York Stock Exchange Listed Company Manual. In addition, each member meets the independence standard under Rule 10A-3 under the Securities Exchange Act of 1934 (the “Exchange Act”). Each member has been determined by the Board of Directors to be an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K under the Exchange Act.

Number of Meetings Last Year	Seven

Primary Functions	To assist our Board of Directors in overseeing (i) the integrity of our financial statements and the financial reporting process; (ii) our compliance with legal and regulatory requirements; (iii) the independence and qualifications of our external auditors; and (iv) the performance of our external and internal auditors. As part of their responsibility the committee:

1.	Retains a firm of independent auditors to audit our financial statements and approves the scope of the firm’s audit;

2.	Approves the scope of audit work and reviews reports and recommendations of our independent auditors;

3.	Approves the annual internal audit plan and reviews reports and updates on the results of internal audit work;

4.	Pre-approves all audit and non-audit services provided by our independent auditors;

5.	Assists the Board in overseeing the integrity of our financial statements and financial reporting process;

6.	Monitors the independence and performance of our independent auditors and the performance of our internal auditors;

7.	Discusses with management our earnings announcements, financial statements and quarterly and annual reports to be filed with the SEC;

8.	Discusses with our independent auditors our annual and quarterly financial statements;

9.	Reviews our policies regarding risk assessment and risk management; and

10.	Establishes procedures for receiving and responding to concerns regarding accounting, internal accounting controls and auditing matters.

Compensation Committee

Members	The members of the Compensation Committee are Messrs. Wesley (Chairperson), Bayly, Hargrove, Norkus and Dr. Ewers (until the date of the 2010 Annual Meeting). Each member meets the independence standards set forth in our Corporate Governance Principles and those set forth in the New York Stock Exchange Listed Company Manual.

Number of Meetings Last Year	Five

Primary Functions	To assure that our senior executives are compensated appropriately and in a manner consistent with competitive practices, performance and the requirements of the appropriate regulatory bodies. As part of this overall responsibility the committee:

1.	Administers our Amended and Restated 2005 Incentive Plan and exercises the authority of the Board relating to employee benefit plans;

2.	Designates executive officers who may be granted stock options, performance awards and other stock-based awards;

3.	Allocates the total amount of stock options, performance awards and other stock-based awards to be awarded to all other key employees and delegates to an executive officer the authority to designate those key employees;

4.	Reviews and recommends to the Board target compensation and goals for the chief executive officer and evaluates his or her performance in achieving established goals;

5.	Sets salary and determines incentive compensation for our executive officers;

6.	Recommends terms and conditions of incentive compensation plans and equity-based plans for approval by the Board of Directors;

7.	Oversees risk management with respect to the Company’s compensation plans;

8.	Retains any compensation consultants to assist in the evaluation of senior executive compensation and benefits; and

9.	Oversees management’s administration of retirement and other benefit arrangements and plans, compensation agreements and severance plans and agreements for executive officers.

Corporate Governance and

Nominating Committee

Members	The members of the Corporate Governance and Nominating Committee, Messrs. Jenkins (Chairperson), Bayly, Kroger and Dr. Ewers (until the date of the 2010 Annual Meeting), all meet the independence standards set forth in our Corporate Governance Principles and those set forth in the New York Stock Exchange Listed Company Manual.

Number of Meetings Last Year	Four

Primary Functions

1.	Develops and recommends a set of corporate governance principles designed to foster an effective corporate governance environment;

2.	Reviews the charters, duties, powers and composition of Board committees and recommends changes;

3.	Manages the performance review process of the Board, its committees and management;

4.	Identifies and evaluates potential director candidates and recommends nominees for election or re-election as members of the Board of Directors;

5.	Recommends independent directors for membership on the Audit Committee, Compensation Committee, and Corporate Governance and Nominating Committee, including their Chairpersons;

6.	Recommends directors and executive officers for membership on other committees that may be established by the Board of Directors;

7.	Recommends compensation arrangements for non-employee directors; and

8.	Oversees management’s administration of non-employee director stock plans.

Executive Committee

Members	The members of the Executive Committee are Messrs. Keller (Chairperson), Jenkins and Wesley.

Number of Meetings Last Year	One

Primary Functions	Has all the power and authority of the full Board except for specific powers that by law must be exercised by the full Board.

Nomination Process and Criteria for Nominee Selection

The primary functions of the Corporate Governance and Nominating Committee and a list of the Committee members (all of whom have been determined by the Board to be independent as defined by the New York Stock Exchange independence standards) are provided above. The Corporate Governance and Nominating Committee establishes the process by which the Board of Directors exercises its fiduciary duties for overseeing the performance of ACCO Brands’ management for the benefit of its stockholders and the maximization of stockholder value. Specific duties and responsibilities of the Corporate Governance and Nominating Committee include defining director qualifications as well as criteria for director independence and the selection of director candidates to be recommended to the Board.

The Committee, when identifying and evaluating candidates, first determines whether there are any evolving needs of the Board that require an expert in a particular field to fill that need. The Committee then may retain a third-party search firm to locate and provide information on candidates that meet the needs of the Board at that time. The Committee chair and some or all of the members of the Committee will interview potential candidates that are deemed appropriate. If the Committee determines that a potential candidate meets the needs of the Board, has the qualifications, and meets the standards set forth in ACCO Brands’ Corporate Governance Principles and as further described below, it will vote to recommend to the Board of Directors the nomination of the candidate.

The policy of the Corporate Governance and Nominating Committee is to consider director candidates recommended by stockholders if properly submitted to the Corporate Governance and Nominating Committee. Stockholders wishing to recommend persons for consideration by the Corporate Governance and Nominating Committee as nominees for election to the Board of Directors can do so by writing to the Office of the Secretary of ACCO Brands Corporation at 300 Tower Parkway, Lincolnshire, Illinois 60069. Recommendations must include the proposed nominee’s name, biographical data and qualifications as well as a written statement from the proposed nominee consenting to be named as a nominee and, if nominated and elected, to serve as a director. The Corporate Governance and Nominating Committee will then consider the candidate and the candidate’s qualifications. The Committee may contact the stockholder making the nomination to discuss the qualifications of the candidate and the reasons for making the nomination. The Committee may then interview the candidate if the Committee deems the candidate to be appropriate. The Committee may use the services of a third-party search firm to provide additional information about the candidate prior to making a recommendation to the Board.

The Corporate Governance and Nominating Committee believes that it is necessary for our directors to possess many qualities and skills. The Committee believes that all directors must possess a considerable amount of business management and educational experience as well as meet the standards established by the Committee pursuant to ACCO Brands’ Corporate Governance Principles. In developing these standards, the Committee considers issues of judgment, diversity, background, stature, conflicts of interest, integrity, ethics and commitment to the goal of maximizing stockholder value. In considering candidates for the Board, the Corporate Governance and Nominating Committee considers the entirety of each candidate’s credentials in the context of these standards. With respect to the nomination of continuing directors for re-election, the individual’s contributions to the Board are also considered.

The Committee’s nomination process for stockholder-recommended candidates and all other candidates is designed to ensure that the Committee fulfills its responsibility to recommend candidates that are properly qualified to serve ACCO Brands for the benefit of all of its stockholders, consistent with the standards established by the Committee under the ACCO Brands’ Corporate Governance Principles.

Compensation Committee Interlocks and Insider Participation

All current members of the Compensation Committee are considered independent under our Corporate Governance Principles. No interlocking relationships exist between the Board of Directors or the Compensation Committee and the Board of Directors or compensation committee of any other company.

Section 16(a) Beneficial Ownership Reporting Compliance

Each director and executive officer of ACCO Brands who is subject to Section 16 of the Exchange Act is required to file with the SEC reports regarding their ownership and changes in beneficial ownership of our equity securities. Reports received by ACCO Brands indicate that all these directors and executive officers have filed all requisite reports with the SEC on a timely basis during or for 2008, except for Mr. Bayly who reported a purchase of 1000 shares of the Company’s common stock made on November 24, 2009 two days late due to an administrative error made by his financial advisor.

TRANSACTIONS WITH RELATED PERSONS

The Company recognizes that transactions between the Company and any of its directors or executives can present potential or actual conflicts of interest and create the appearance that Company decisions are based on considerations other than the best interests of the Company and its stockholders. Therefore, as a general matter and in accordance with the Company’s Code of Business Conduct and Ethics, it is the Company’s preference to avoid such transactions. Nevertheless, the Company recognizes that there are situations where such transactions may be in, or may not be inconsistent with, the best interests of the Company. Therefore, the Company has adopted a formal written policy which requires the Company’s Audit Committee to review and, if appropriate, to approve or ratify any such transactions. Pursuant to the policy, the Committee will review any transaction in which the Company is or will be a participant and the amount involved exceeds $120,000, and in which any of the Company’s directors or executive officers had, has or will have a direct or indirect material interest. After its review the Committee will only approve or ratify those transactions that are in, or are not inconsistent with, the best interests of the Company and its stockholders, as the Committee determines in good faith. The Committee has also directed the Company’s General Counsel and internal audit department to review the Company’s compliance with this policy on at least an annual basis.

During 2009, the Company was not involved in any transaction of the type the Committee would need to review.

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

(Proxy Item 2)

The Audit Committee has appointed KPMG LLP as our independent registered public accounting firm for 2010. The Audit Committee and the Board of Directors recommend that you ratify this appointment. In line with this recommendation, the Board of Directors intends to introduce the following resolution at the Annual Meeting (designated as Item 2):

“RESOLVED, that the appointment of KPMG LLP as the independent registered public accounting firm for this Company for the year 2010 is ratified.”

A member of KPMG LLP is expected to attend the Annual Meeting to make a statement if he or she desires, and will respond to appropriate questions that may be asked by stockholders.

The Board of Directors recommends that you vote FOR Item 2.

Independent Registered Public Accountants

The Company’s independent registered public accountant for the fiscal year ended December 31, 2009 was KPMG LLP (“KPMG”). As previously disclosed, the Audit Committee of the Board of Directors (the “Audit Committee”) of the Company conducted in the spring of 2009 a competitive process to select a firm to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009. The Audit Committee invited several firms to participate in this process, including PricewaterhouseCoopers LLP (“PWC”), the Company’s independent registered public accounting firm for the fiscal years ended December 31, 2008 and December 31, 2007 (“Fiscal Years 2008 and 2007”). As a result of this process and following careful deliberation, on May 19, 2009, the Audit Committee dismissed PWC as its independent registered public accounting firm effective immediately and approved the engagement of KPMG as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009.

With respect to PWC and its service as the Company’s independent registered public accounting firm during the Fiscal Years 2007 and 2008 as well as the period through May 19, 2009:

•

PWC’s reports on the Company’s consolidated financial statements for Fiscal Years 2008 and 2007 did not contain an adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope, or accounting principles.

•

There were no disagreements with PWC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of PWC, would have caused them to make a reference to the subject matter of the disagreement(s) in connection with their reports.

•	There were no “reportable events” as described in Item 304(a)(1)(v) of Regulation S-K.

The Company provided PWC with a copy of the disclosures it made in the Current Report on Form 8-K (the “Report”) it filed with the SEC on May 21, 2009 prior to the time the Report was filed. The Company requested that PWC furnish a letter addressed to the SEC stating whether or not it agreed with the statements made therein. A copy of such letter, dated May 21, 2009, is filed as Exhibit 16.1 to the Report.

In deciding to engage KPMG, the Audit Committee reviewed auditor independence and existing commercial relationships with KPMG, and concluded that KPMG had no commercial relationship with the Company that would impair its independence. During Fiscal Years 2008 and 2007 and the subsequent interim period from January 1, 2009 through May 19, 2009, neither the Company nor anyone acting on behalf of the Company consulted KPMG regarding any of the matters or events set forth in Item 304(a)(2) of Regulation S-K.

Report of the Audit Committee

The Audit Committee of the Board of Directors is composed of directors that are “independent” as defined under the New York Stock Exchange corporate governance listing standards and Rule 10A-3 of the Exchange Act. The Audit Committee has a written charter that has been approved by the Board of Directors. A copy of the charter is available on our website at www.accobrands.com. The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management is responsible for the Company’s financial statements and the financial reporting process, including implementing and maintaining effective internal control over financial reporting and for the assessment of, and reporting on, the effectiveness of internal control over financial reporting. The Company’s independent registered public accounting firm for 2009, KPMG LLP, is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States and for expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed with management and the independent registered public accounting firm, the Company’s audited financial statements for the year ended December 31, 2009 and reports on the effectiveness of internal controls over financial reporting as of December 31, 2009 contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, including a discussion of the reasonableness of significant judgments and clarity of disclosures in the financial statements. The Audit Committee also reviewed and discussed with management the disclosures made in “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. In addition, the Audit Committee has discussed with the independent registered accounting firm their independence from the Company, including the matters in the letter provided to the Audit Committee by the independent registered public accounting firm regarding the firm’s communication with the Audit Committee concerning independence as required by the applicable requirements of the Public Company Accounting Oversight Board and has considered the compatibility of non-audit services with the auditor’s independence.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for their integrated audit. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the SEC.

February 24, 2010

Members of the Audit Committee

G. Thomas Hargrove (Chairperson)

Robert H. Jenkins

Michael Norkus

Norman H. Wesley

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts.

Audit and Non-Audit Fees

Our independent registered public accounting firm during the 2008 fiscal year was PWC. Our independent registered public accounting firm for the 2009 fiscal year was KPMG. The following table summarizes the fees paid or payable by ACCO Brands to PWC for services rendered during 2008 and 2009 and to KPMG for services rendered during 2009:

	2008	Paid to PWC for 2009	Paid to KPMG for 2009
Audit Fees	$3,267,000	$161,000	$1,925,000
Audit-related fees	4,000	141,000	929,000
Tax fees	230,000	60,000	112,000
All other fees	20,000	—	68,000

Total	$3,521,000	$362,000	$3,034,000

Audit fees include fees for the audit of our annual financial statements, the review of the effectiveness of the Company’s internal control over financial reporting, the review of our financial information included in our Form 10-Q quarterly reports filed with the SEC and services performed in connection with other statutory and regulatory filings or engagements. Fees for audit-related services were principally related to work in connection with the Company’s debt refinancing in 2009 and for the audit of an employee benefit plan in 2008. The tax services provided during both 2008 and 2009 primarily included domestic and international tax compliance work, and tax planning. Other fees for 2009 were for providing assistance to the Company in connection with a project to outsource various accounts payable and accounts receivable functions to a third party provider and in 2008 for various minor advisory work.

Approval of Audit and Non-Audit Services

All audit and non-audit services provided to the Company by PWC and KPMG were approved in advance by the Audit Committee. The Audit Committee has adopted the following policies and procedures for the pre-approval of all audit and permissible non-audit services provided by our independent registered public accounting firm. The Audit Committee annually reviews the audit and non-audit services to be performed by the independent registered public accounting firm during the upcoming year. The Audit Committee considers, among other things, whether the provision of specific non-audit services is permissible under existing law and whether it is consistent with maintaining the registered public accounting firm’s independence. The Audit Committee then approves the audit services and any permissible non-audit services it deems appropriate for the upcoming year. The Audit Committee’s pre-approval of non-audit services is specific as to the services to be provided and includes pre-set spending limits. The provision of any additional non-audit services during the year, or the provision of services in excess of pre-set spending limits, must be pre-approved by either the Audit Committee or by the Chairman of the Audit Committee, who has been delegated authority to pre-approve such services on behalf of the Audit Committee. Any pre-approvals granted by the Chairman of the Audit Committee must be reported to the full Audit Committee at its next regularly scheduled meeting. All of the fees described above for services provided to ACCO Brands under audit fees, audit-related fees, tax fees and all other fees were pre-approved by the Audit Committee pursuant to the Company’s pre-approval policies and procedures.

2009 DIRECTOR COMPENSATION

Cash Compensation. Each non-employee director of ACCO Brands is paid an annual fee of $60,000 for services as a director and receives an attendance fee of $1,500 for each meeting of the Board of Directors attended and for attendance at each meeting of a committee of the Board of Directors on which such director serves. Committee chairpersons receive additional annualized fees totaling $12,000 for each of the Audit and Compensation Committees and $6,000 for the Corporate Governance and Nominating Committee. In addition, the Presiding Independent Director is paid an annual retainer of $20,000. The non-employee directors agreed to waive the payment of any attendance fees for meetings that took place during the period February 23, 2009 until June 30, 2009. Attendance fees for meetings were reinstated beginning with meetings in the third quarter of 2009.

Insurance. Directors traveling on company business are covered by our business travel accident insurance policy which generally covers all of our employees and directors.

Travel Expenses. We also reimburse our directors for travel and other related expenses incurred in connection with their service as a director.

Equity-based Compensation for Non-employee Directors. Each non-employee director typically receives a $70,000 annual restricted stock unit grant under the LTIP. Non-employee directors appointed to the Board other than at an annual meeting receive a pro-rata portion of such amount based on the time between that date of appointment and the date of the next annual meeting. Under the terms of the plan and each individual director’s restricted stock unit award agreement, each restricted stock unit represents the right to receive one share of our common stock and is fully vested and non-forfeitable on the date of grant. The payment of all restricted stock units to non-employee directors are deferred under our Deferred Compensation Plan for Directors (the “Deferred Plan”), which provides that such awards are payable within 30 days after the conclusion of service as a director or immediately upon a change of control of ACCO Brands. Directors holding deferred restricted stock units are credited with additional restricted stock units based on the amount of any dividend that may be paid by ACCO Brands.

At its meeting in February, 2009 the Board of Directors decided that, for the year 2009 the Company should not issue the annual stock unit grant to the non-employee directors elected at either the annual meeting or at any other time during the year. In lieu thereof, the directors elected to serve would receive what would have been the $70,000 equity portion of its annual retainer in cash. The cash payment was to be made in equal quarterly installments. The Board’s decision was predominantly predicated on the large number of shares that would have to be issued as a result of the current low price of the Company’s common stock and the negative effect such action would have on the pool of available shares for issuance as stock awards under the LTIP. At its meeting in December, 2009 the Board decided to grant each non-employee director one-quarter (25%) of the annual restricted stock unit grant in lieu of payment of the fourth installment of the $70,000 annual equity portion of the retainer that was to be paid in cash as described above.

Upon filing a timely election, a director may also elect to defer the cash portion of his or her compensation under the Deferred Plan. In such an event the director can choose to have his deferral account credited in either or both of a phantom fixed income or phantom stock unit account. The phantom stock unit account would correspond to the value of, and the dividend rights associated with, an equivalent number of shares of ACCO Brands’ common stock. The balance in a phantom account, upon the conclusion of service as a director or upon a change in control, would be paid to the director in either a lump sum cash distribution or a lump sum distribution of shares of ACCO Brands’ common stock, as the director may elect. Our obligation to redeem a phantom account is unsecured and is subject to the claims of our general creditors. For 2009 none of the directors elected to defer any of their cash compensation. As of December 31, 2009 Mr. Hargrove has deferred a total of 18,582 phantom stock units having a total market value as of that date of $135,277 based on that day’s closing price on the New York Stock Exchange of $7.28.

The following table sets forth the amount of cash compensation, equity compensation, all other compensation and aggregate compensation paid to non-employee members of our Board of Directors in 2009:

Name	Fees Earned or Paid in Cash	Stock Awards (1)	All Other Compensation (2)	Total
George V. Bayly	$130,754	$17,500	$—	$148,254
Dr. Patricia O. Ewers	130,754	17,500	5,000	153,254
G. Thomas Hargrove	145,836	17,500	—	163,336
Pierre E. Leroy (3)	58,872	—	—	58,872
Robert H. Jenkins	161,683	17,500	—	178,183
Thomas Kroeger (4)	20,576	17,500	—	38,076
Michael Norkus	109,250	17,500	—	126,750
Norman H. Wesley	145,836	17,500	—	163,336

(1)	Represents the proportionate amount of the total grant date fair value of stock awards determined in accordance with FASB ASC Topic 718. The assumptions used in determining the grant date fair values of these awards are set forth in Note 3 to the Company’s consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2009 filed with the SEC.

(2)	Amounts listed in this column represent matching contributions made by the Company under its charitable contribution matching program. Under the program, eligible charitable contributions made by directors may be matched by the Company up to a maximum match of $5,000 per year.

(3)	Mr. Leroy’s service as a director ended on May 19, 2009.

(4)	Mr. Kroeger was appointed as a director on December 9, 2009.

The aggregate number of RSUs held by each non-employee director as of December 31, 2009 was as follows:

Director	Number of RSUs
George V. Bayly	14,371
Dr. Patricia O. Ewers	14,371
G. Thomas Hargrove	14,371
Robert H. Jenkins	10,288
Thomas Kroeger	2,410
Michael Norkus	2,410
Norman H. Wesley	14,371

CERTAIN INFORMATION REGARDING SECURITY HOLDINGS

The table below sets forth the beneficial ownership of ACCO Brands’ common stock as of March 1, 2010. The table sets forth the beneficial ownership by the following individuals or entities:

•	each person known to us that owns more than 5% of the outstanding shares of our common stock;

•	the Company’s executive officers;

•	our directors and nominees for directors; and

•	all directors and executive officers of the Company as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. Except as otherwise indicated, each person named in the table has sole voting and investment power with respect to all shares of our common stock shown as beneficially owned, subject to applicable community property laws. As of March 1, 2010, 54,573,156 shares of ACCO Brands’ common stock were outstanding. In computing the number of shares of Company common stock beneficially owned by a person and the percentage ownership of that person, shares of Company common stock that are subject to employee stock options or stock settled appreciation rights (“SSARs”) held by that person that were exercisable on or within 60 days of March 1, 2010 are deemed outstanding. These shares are not, however, deemed outstanding for the purpose of computing the percentage ownership of any other person.

	Beneficial Ownership
Name	Number of Shares		Number of Shares Subject to Options and SSARs (1)	Number of Shares Subject to RSUs (2)	Total	Percent
Wellington Management Company, LLP 75 State St. Boston, MA 02109	6,747,505	(3)	—	—	6,747,505	12.4%
Wells Fargo & Company 420 Montgomery St. San Francisco, CA 94163	6,535,520	(4)	—	—	6,535,520	12.0
FMR LLC 82 Devonshire St. Boston, MA 02109	4,114,263	(5)	—	—	4,114,263	7.5
BlackRock, Inc. 40 East 52nd St New York, NY 10022	3,165,513	(6)			3,165,513	5.8
George V. Bayly	20,000		—	14,371	34,371	*
Kathleen S. Dvorak	—		—	—	—	—
Dr. Patricia O. Ewers	8,972		—	14,371	23,343	*
G. Thomas Hargrove	80,000		—	14,371	94,371	*
Robert H. Jenkins	12,000		—	10,288	22,288	*
Robert J. Keller	50,000		143,333	11,962	205,295	*
Thomas Kroeger	—		—	2,410	2,410	*
Michael Norkus	52,000		—	2,410	54,410	*
Sheila Talton	—		—	—	—	—
Norman H. Wesley	29,671		—	14,371	44,042	*
Mark C. Anderson	—		24,801	—	24,801	*
Boris Elisman	5,999		151,145	—	157,144	*
Neal V. Fenwick	71,000	(7)	307,957	—	378,957	*
Christopher M. Franey	—		46,533	—	46,533	*
David L. Kaput	18,100		31,267	—	49,367	*
Kriss A. Kirchhoff	25,000		59,334	—	84,334	*
Gregory J. McCormack	8,000		157,348	—	165,348	*
Peter Munk	7,500		93,067	—	100,567	*
Thomas P. O’Neill, Jr.	30,000	(8)	49,900	—	79,900	*
Steven Rubin	30,856	(9)	119,067	—	149,923	*
Thomas H. Shortt	996	(10)	41,667	—	42,663	*
All directors and executive officers as a group (21 persons)	450,094		1,225,419	84,554	1,760,067	3.1

*	Less than 1%

(1)	Indicates the number of shares of ACCO Brands common stock issuable upon the exercise of options or SSARs exercisable on or within 60 days of March 1, 2010.

(2)	Indicates the number of shares subject to vested restricted stock units (RSUs) and RSUs that vest within 60 days of March 1, 2010, which represent the right to receive one share of the Company’s common stock upon cessation of service as a member of the Board of Directors or a change in control of the Company.

(3)	Based solely on a Schedule 13G/A filed with the SEC on February 12, 2010 by Wellington Management Company, LLP. Wellington Management Company, LLP does not have sole voting or dispositive power over any of the shares.

(4)	Based solely on a Schedule 13G/A filed with the SEC on January 21, 2010 by Wells Fargo & Company on its own behalf and on behalf of certain subsidiaries. Of these shares, Wells Fargo & Company has sole voting power over 6,462,828 shares and sole dispositive power over 6,444,068 shares.

(5)	Based solely on a Schedule 13G/A filed with the SEC on February 16, 2010, by FMR LLC and affiliated persons. Of these shares FMR LLC has sole voting power over 39,670 shares and sole dispositive power over all the shares.

(6)	Based solely on a Schedule 13G filed with the SEC on January 29, 2010 by BlackRock, Inc. which has sole voting and sole dispositive power over all of the shares.

(7)	Includes 430 shares owned by Mr. Fenwick’s wife and 1,000 shares held for the benefit of his children.

(8)	Includes 4,144 shares owned by Mr. O’Neill through our 401(k) plan.

(9)	Includes 1,068 shares owned by Mr. Rubin through our 401(k) plan.

(10)	All of these shares are owned by Mr. Shortt through our 401(k) plan.

EXECUTIVE OFFICERS OF ACCO BRANDS CORPORATION

Name and age	Title

Robert J. Keller, 56	Chairman and Chief Executive Officer

Boris Elisman, 47	Executive Vice President; President, ACCO Brands Americas

Neal V. Fenwick, 48	Executive Vice President and Chief Financial Officer

Kriss A. Kirchhoff, 54	Executive Vice President; President, Product Generation Organization

Peter Munk, 46	Executive Vice President; President, ACCO Brands International

Thomas H. Shortt, 42	Executive Vice President; and Chief Strategy and Supply Chain Officer

Mark C. Anderson, 48	Senior Vice President, Corporate Development

David L. Kaput, 50	Senior Vice President and Chief Human Resources Officer

Gregory J. McCormack, 46	Senior Vice President, Operations (Americas)

Thomas P. O’Neill, Jr., 56	Senior Vice President, Finance and Accounting

Steven Rubin, 62	Senior Vice President, Secretary and General Counsel

Christopher M. Franey, 54	Senior Vice President; President, Computer Products Group

All of the above-named officers have been actively engaged in the business of the Company and its predecessor as employees (or in the case of Mr. Rubin, as an employee of General Binding Corporation (“GBC”) prior to its merger with the predecessor of the Company in August 2005) for the past five years in the capacity indicated above or in a substantially similar capacity except:

•	Robert J. Keller, who has served in this position since October 22, 2008. Mr. Keller had previously been named the Company’s Chairman on September 18, 2008. He had been President and Chief Executive

Officer of APAC Customer Services, Inc. from March, 2004 until February, 2008. Prior to that time Mr. Keller served in various capacities at Office Depot, Inc. from February, 1998 through September, 2003, most recently as President, Business Services Group;

•

Boris Elisman, who before being appointed to this position in October, 2008 was President of the Company’s Global Office Products Group since April, 2008 and President of the Company’s Computer Products Group since joining the Company in 2005. Prior to that time he held Vice President and General Manager positions in marketing and sales for the Hewlett-Packard Company from 2001 to 2004;

•

Kriss A. Kirchhoff, who before being appointed to this position in October, 2008 was President of the Company’s Document Finishing Group since joining the Company in December, 2006. Prior to that time he had been the President of TreeTop Technologies, a software engineering firm, for one year and for more than five years prior to that held various general management positions in the printing and imaging group of the Hewlett-Packard Company. Mr. Kirchhoff has resigned from his position with the Company and will be terminating his employment on or about April 30, 2010;

•

Peter Munk, who before being appointed to this position in October, 2008 was President of the Company’s Europe Group since joining the Company in February, 2006. Prior to that time he held various general management positions in the consumer products group of Black and Decker, Inc.;

•

Thomas H. Shortt, who before joining the Company in April 2009 was a management consultant focusing on supply chain improvement since May 2008. From April 2004 until May 2008 he was a President of Unisource Worldwide, Inc., a North American distributor of commercial printing and business imaging papers, packaging systems, and facilities supplies and equipment.

•

Mark C. Anderson, who before joining the Company in October, 2007 was the Director, Corporate Development for Pitney Bowes, Inc. since February, 2003 and a Vice President of Business Development for Pitney Bowes from August, 2001 to February, 2003;

•

David L. Kaput, who before joining the Company in October, 2007 had been the Senior Vice President, Global HR Practices and Governance of SAP, AG since August, 2005 and Senior Vice President, Global Human Resources and Corporate Officer of SAP Global Marketing, Inc. from October, 2001 to August, 2005;

•	Gregory J. McCormack, who has held various senior operations and management positions with the Company prior to his assuming this position in April, 2008;

•

Thomas P. O’Neill, Jr., who before joining the Company in 2005 had been the Group Vice President, Global Finance for Teleflex, Inc. from 2003 to 2005 and had been Senior Vice President and Chief Financial Officer for Philip Services Corporation from 2001 to 2002; and

•

Christopher M. Franey, who before joining the Company in December, 2008 had been a marketing and sales Vice President for Samsung Electronics Information Technology Division since 2006 and prior to that time had been the President of ViewSonic Corporation, a global provider of visual display technology products since 2004.

There is no family relationship between any of the above named officers. All officers are appointed for one-year terms by the Board of Directors or until such time each is re-appointed.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

The year 2009 was extremely challenging for the Company and the office products industry. The Company’s revenues and operating results rely broadly on the strength of business investment and consumer discretionary spending, both of which were adversely impacted by the depth and length of the global recession that began in 2008 and continued throughout 2009. As a result, the Company and the Compensation Committee of the Board of Directors (the “Committee”) made some exceptionally difficult decisions in the first half of 2009 aimed at preserving the Company’s liquidity and mitigating declining operating results. After careful consideration, the Committee took the following actions with respect to the Company’s executive officers in 2009, all of which are discussed in more detail in the following discussion and analysis:

•	approved significant temporary base salary reductions,

•	reduced long-term incentive awards below targeted values,

•	curtailed certain retirement benefit plans, and

•	deferred the establishment of a 2009 annual cash bonus plan.

These difficult decisions were ones the Committee deemed necessary as part of the Company’s efforts to limit a more severe reduction in the Company’s total workforce and, along with other cost cutting actions, to ensure that the Company could continue to manage its business in the long-term best interests of all stakeholders and remain in compliance with the covenants under its debt instruments.

Overview of the Compensation Program; Objectives of the Committee

The Committee has the responsibility for establishing, implementing and monitoring the compensation and benefit programs of the Company and ensuring adherence with the Company’s compensation objectives. The principal purpose of the Committee is to oversee an executive compensation program that aligns an executive’s interests with those of our stockholders by rewarding performance against established goals, with the ultimate objective of improving stockholder value. Further, the Committee seeks to structure its executive compensation arrangements so that the Company can attract and retain quality management leadership.

Among other things, the Committee:

•	approves the compensation levels for the Company’s executive officers including the officers named in the 2009 Summary Compensation Table (the “named executive officers”);

•	approves long-term incentive awards for the Company’s executive officers under the Company’s Amended and Restated 2005 Incentive Plan (the “LTIP”);

•

makes a final determination with respect to annual performance measures, establishes individual incentive opportunities, and determines the actual awards, if any, under the cash award annual incentives portion of the LTIP (the “MIP”);

•	assesses the competitiveness and effectiveness of the Company’s other executive compensation and benefit plans; and

•	periodically discusses with management the likelihood of any material adverse effect to the Company arising from the Company’s compensation policies and plans.

Further, the Committee annually reviews and approves the target compensation and goals for the Chief Executive Officer (the “CEO”), evaluates, along with the other non-employee members of the Board of Directors, the CEO’s performance in light of these goals, and determines the CEO’s total cash and long-term incentive compensation program based on this evaluation. The actions of the Committee with respect to the CEO are then reported on and discussed with the non-employee members of the Board of Directors for final approval.

At the direction of the Committee and to assist it in its review and approval process, management prepares a presentation of total compensation, “tally sheets,” and other supporting data for the Committee’s use when considering and determining executive compensation for all of the Company’s executive officers. The tally sheets summarize each executive officer’s total compensation and provide information on the:

•	value of each component of current compensation, including benefits and any perquisites;

•	potential value of all equity-based long-term incentive awards held by the officer, both vested and unvested, at then-current market prices; and

•

the projected value of all payments and benefits that would be payable should the officer’s employment terminate under various scenarios such as retirement, voluntary termination, involuntary termination or following a change-in-control.

The tally sheets provide a succinct summary of all elements of each officer’s compensation so that the Committee can analyze the individual elements of compensation, the aggregate amount of projected and actual compensation and the impact of Company performance on the value of equity awards. The tally sheets assist the Committee in comparing an executive officer’s compensation against benchmark information for our peer group companies, as reviewed and approved by the Committee in conjunction with advice provided by the Committee’s compensation consultant.

The Committee has retained Compensation Strategies, Inc. (“CSI”) as its consultant and advisor on executive officer and director compensation and benefit matters. During 2009, CSI provided guidance to the Committee on the executive compensation environment and provided feedback and advice on selected Committee meeting topics, including recommendations and advice on compensation for all of the Company’s executive officers. CSI also provided advice to the Committee on the compensation structure and program for the directors. Management continues to use publicly available survey data and information for compensation and benefits related matters and in making recommendations regarding executive officer compensation to the Committee and it may retain other consultants to provide compensation related data and to assist management in formulating such recommendations. During 2009, representatives of CSI attended three of the five Committee meetings. For the 2009 fiscal year, CSI was paid less than $120,000 in fees for the services it performed for the Committee.

Our executive management can and does make recommendations to the Committee. These recommendations have historically focused on the Company’s broad-based compensation and benefit plans; award pools for long-term incentive grants; and compensation and benefits matters related to the Company’s executive officers. However, the Committee has final approval on all compensation actions, plans, and programs as they relate to executive officers. Our CEO, other members of our management team and the Committee’s outside advisors may be invited to attend all, or a portion of the Committee meetings. At these meetings, the Committee solicits the views of the CEO on compensation and benefits matters as they relate to him and the other executive officers. However, decisions relating to compensation and benefits matters for the CEO are made by the Committee with final approval by all of the non-employee directors, in each case without the CEO being present.

Design of the Compensation Program

The executive compensation program seeks to align an executive’s interests with those of our stockholders by rewarding performance against established goals at the corporate and, where appropriate, business unit and regional levels, as well as attract, retain and motivate high-caliber talent and management leadership. In particular, our compensation program seeks to:

•	link management and stockholder interests by creating incentive awards and other opportunities that balance both short-term and long-term goals;

•	drive achievement of the Company’s business objectives and calibrate compensation to those achievements by delivering a mix of fixed and at-risk compensation; and

•	provide flexibility that enables the development and deployment of talent to support the current and future needs of the Company’s businesses worldwide.

As part of its analytical process in setting executive compensation, the Committee reviews the compensation of its executive officers in relation to compensation to executives at comparable companies. At the request of the Committee, CSI created a list of comparable companies to assist the Committee in comparing pay levels and practices. The Committee believes that this peer group reflects a group of companies that is comparable to the business of the Company in terms of either or both industry and customer similarities. In particular, the peer group consists of companies with business to business sales models and retailers and distributors in similar markets as the Company. Companies with historically poor performance as reflected by years of consecutive losses, as well as companies in bankruptcy were excluded. In reviewing executive compensation information for 2009, the peer group consisted of the following companies:

Avery Dennison Corporation	Nashua Corporation
A.T. Cross Company	Newell Rubbermaid, Inc.
Herman Miller, Inc.	OfficeMax, Inc.
HNI Corporation	Pitney Bowes, Inc.
IKON Office Solutions, Inc.	SanDisk Corporation
Imation Corporation	Steelcase, Inc.
Knoll, Inc.	United Stationers, Inc.
Lexmark International, Inc.	Zebra Technologies Corporation
MeadWestvaco Corporation

In late 2008, the Committee decided to defer reviewing the constitution of the peer group given the expected uncertain effects that the global economic downturn would have on the peer group companies and their executive compensation programs and to be more cost efficient. As a result, the Committee’s significant compensation decisions for 2009 were primarily influenced by the Company’s forecasted financial capability and uncertainty in its operating results for 2009 rather than on comparable peer group company data. It is the Committee’s intent to review the peer group with CSI in 2010 and then make any appropriate revisions or updates. The Committee intends to have CSI prepare a proxy pay analysis for the CEO and the Chief Financial Officer annually and all other executive officers biennially; however, due to the then-current economic position of the Company, the Committee decided to suspend this analysis for 2009 and now plans to conduct this analysis for all executive officers in 2010.

The Committee believes that linking pay and performance contributes to the creation of stockholder value. The Committee believes that, for the pay-and-performance link to be effective, high-performing, experienced individuals that have proven to be strong contributors to the Company’s performance, or have shown the potential to be strong contributors, should be rewarded with total compensation that falls within the 50th and 75th percentile of compensation paid to similarly situated executives of the companies comprising the peer group. The

Committee may exercise discretion to vary these objectives as dictated by additional considerations such as individual performance, the experience level, future potential and specific job assignment of the executive, pay equity, market conditions and, as was the case in 2009, the Company’s recent and anticipated future performance. Although not confirmed by a 2009 proxy pay analysis, the Committee believes that total 2009 pay for the Company’s executive officers fell well below the targeted 50th and 75th percentile range after giving effect to one-time relocation benefits for certain of the named executive officers. This resulted from the pay reduction and other actions the Committee approved because of the Company’s expected 2009 performance and the liquidity issues the Company faced for the majority of 2009.

Executive Compensation Mix

Absent the adverse circumstances the Company faced in 2009, our executive compensation components are typically weighted toward performance-based incentives, encouraging the creation of sustainable stockholder value through the achievement of the Company’s long-term profitability and growth goals. The Committee has not pre-established any weightings for the various components of either cash or long-term compensation. However, a substantial portion of executive compensation is typically at risk and differentiated as follows:

Annual Compensation

•

Base salaries — fixed annual income that is typically reviewed and adjusted annually based on the Committee’s assessment of the individual’s performance and competitive market data and information as provided to the Committee

•

Annual incentives — performance-based cash bonus compensation with annual objectives established by the Committee and based on operating (business) plans prepared by senior management and as approved by the Board of Directors during the first quarter of each fiscal year

Long-term Compensation

•	Long-term incentives — equity-based and/or cash-based incentives earned by achieving sustained long-term performance which would be expected to correlate into increasing stockholder value

Retirement Plans

•	Tax qualified defined contribution plans

Benefits and Perquisites

•	Employee health and welfare plans

•	Supplemental and executive life and long-term disability insurance

•	Certain limited executive perquisites

The Committee reviews the cash and long-term incentive compensation mix for executive officers at least annually to ensure alignment with the objectives of the Company’s compensation philosophy.

Elements of Compensation

Base Salaries

The Company uses base salaries to recognize individual experience, knowledge, job performance and skills. Providing executives with competitive base salaries allows the Company to attract high-caliber management leadership and retain their on-going services by providing them with an appropriate level of financial certainty.

The base salaries for the executive officers are reviewed annually by the Committee and adjusted as deemed appropriate based on market conditions and the job performance of the individual over the course of the most recent performance period. The Committee utilizes performance assessments by the CEO, considers Company or applicable business unit performance, and competitive market data and information as provided to the Committee by its compensation consultant and management to determine the degree of any adjustment to base salary. In determining any salary adjustment for the CEO and other executive officers, the Committee typically seeks to establish salary levels that are at or near the 50th percentile for comparable positions at companies within the relevant peer group and at levels consistent with its compensation philosophy. Consistent with this the Committee may exercise discretion in adjusting base salaries higher or lower in relation to this benchmark when it deems that circumstances warrant such action.

Weak business conditions that began in the second half of 2008 and which further deteriorated as 2008 ended and then continued into 2009 caused management to recommend to the Committee that they approve certain measures aimed at reducing operating costs and preserving the Company’s liquidity. These measures included reductions in force, the suspension of 401(k) retirement plan contributions by the Company and the freezing of pension and other retirement plan benefits for U.S.-based non-union employees including all U.S.-based executive officers. In considering the Company’s 2009 business plan and in an effort to protect its available liquidity based on concerns arising from continued negative sales trends at the time, certain of the Company’s executive officers, with approval of the Committee and the Board of Directors, took voluntary base salary reductions for the period of January 11, 2009 through June 30, 2009, including Messrs. Keller (10% reduction), Fenwick (5% reduction), and Kirchhoff (5% reduction). In addition, as the Company’s financial position weakened further, all U.S.-based non-union employees, including all the executive officers were required to take additional twenty percent (20%) salary reductions for the period February 22, 2009 through June 30, 2009 along with an additional thirty-three percent (33%) reduction for the shorter-term period February 22, 2009 through April 4, 2009. The Committee and the Board of Directors believed the additional 33% pay reduction was necessary to enable the Company to remain in compliance with its debt covenants based on management’s then-current operating results projections.

Despite an extremely challenging 2009 and unquestionably difficult current global business environment, management requested and the Committee approved a 5% base salary increase for all U.S.-based employees, including Mr. Keller and the other named executive officers effective January 1, 2010. This increase is intended to materially restore over a two-year period the pay reductions these employees and the named executive officers took in 2009. The effect of the foregoing described base salary actions for Mr. Keller and the other named executive officers are reflected in the following table as changes in annualized base salaries:

	Annualized base salary effective as of
Name	Jan. 1, 2009	Jan. 11, 2009	Feb. 22, 2009	April 5, 2009	July 1, 2009	Jan 1, 2010
Robert J. Keller, Chairman & CEO	$720,000	$648,000	$347,328	$518,400	$720,000	$756,000
Neal V. Fenwick, EVP & CFO	$415,000	$394,250	$211,318	$315,400	$415,000	$435,750
Thomas H. Shortt, EVP & Chief Strategy & Supply Chain Officer [1]	$—	$—	$—	$300,000	$375,000	$393,750
Kriss A. Kirchhoff, EVP & President, Product Generation Organization	$375,000	$356,250	$190,950	$285,000	$375,000	$393,750
Christopher Franey, SVP & President Computer Products Group	$320,000	$320,000	$170,688	$256,000	$320,000	$336,008

1	As Mr. Shortt was hired in April 2009, he did not have any further pay reductions prior to that time.

In agreeing to implement the foregoing 2009 pay reductions, the Committee considered the fact that the base salary rates for Mr. Keller and the other named executive officers would temporarily put them well below the median of the Company’s peer group for comparable positions. The Committee considered the potential key executive retention issues resulting from these pay reductions in making these decisions; however, the

Committee and management believed this action was necessary in light of liquidity considerations and then-current economic and business conditions and was a better alternative than implementing extensive broad-based reductions in force. The Committee believes that following the 5% base salary increase in 2010, based on the last proxy pay analysis available to it, base salaries for the Company’s executive officers are back near the targeted 50th percentile and in line with its compensation philosophy. In making the decision to restore and increase base salaries for not only the executive officers, but all U.S. based non-union salaried employees, the Committee and the Board of Directors considered the Company’s significantly improved liquidity and a trend of improving Company operating results.

The following discussion contains statements regarding future individual and company performance targets and goals. These targets and goals are disclosed in the limited context of ACCO Brands’ compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

Annual Incentives

We believe that annual cash-based incentives focus management on key operational performance objectives that, if achieved, can contribute to the creation of stockholder value. The Company’s annual cash-based MIP for our executive officers is organized under and governed by the cash bonus provisions of the LTIP. The MIP is designed to reward actual performance during the fiscal year against pre-established measures and target objectives the achievement of which are within the control and influence of management. In February 2009, Management recommended and the Committee agreed to suspend the implementation of the Company’s annual cash-based MIP for the entire plan year of 2009. This decision was primarily driven by the uncertainty of worldwide economic conditions, the inability to forecast near-term sales and profitability results with any degree of certainty, and to further mitigate the risk of further declines in the economy.

In August 2009, based on the Company’s improved liquidity and improving operating results and the comfort the Committee had with management’s forecast for the remainder of the year, the Committee approved the creation of a discretionary cash bonus pool (the “Bonus Pool”) to reward participants, including executive officers, for financial performance that exceeded an established 2009 adjusted operating income threshold of $109.9 million. It was intended that any adjusted operating income in excess of the threshold amount would be used to pay bonuses to employees, including the named executive officers other than Mr. Keller, on a basis proportionate to what they might have earned under a MIP award had one been awarded. The Committee believed at the time that adjusted operating income was the best financial metric on which to base performance objectives that would encourage improvements in operating performance for the Company. This target was at the high end of management’s adjusted operating income forecast at the time the Bonus Pool was approved. Mr. Keller was not to be a participant in the Bonus Pool and any incentive award paid to him for the 2009 fiscal year would be at the discretion of the Company’s Board of Directors. The Company did not achieve the $109.9 million operating income target under the Bonus Pool and thus no awards were earned. However, the Company did achieve better than internally forecasted and expected free cash flow results for the year and thus accrued a bonus pool of $1.2 million for discretionary incentive awards. Only three of the Company’s executive officers, including Mr. Franey, were awarded discretionary awards by the Committee, which totaled $170,000. The Committee’s determination of Mr. Franey’s discretionary award, which was $100,000, was based on significant over-achievement of budgeted and forecasted operating results in the Computer Products Group that he leads. No discretionary award was made to Mr. Keller or any of the other named executive officers.

For the year 2010 the Committee has reinstated the MIP as it believes that global economic conditions have stabilized to a point that gives the Company a greater degree of confidence in forecasting near term operating results. The performance metric that will be used to measure any award granted will be EBITDA (earnings before interest, taxes, depreciation and amortization), as it may be adjusted for any extraordinary events as determined by the Committee in its sole discretion. The Committee believes that EBITDA is a key measure of the Company’s ability to generate profits and positive cash flows. The threshold performance level for 2010 awards was set above actual 2009 EBITDA. The Committee approved the following award levels under the 2010 MIP in the event of target level achievement of the established performance goal: Mr. Keller — 100% of base salary; Messrs. Fenwick, Kirchhoff and Shortt — 65% of base salary; and Mr. Franey — 50% of base salary.

Long-Term Incentives

We believe that long-term incentives must serve as a significant portion of an executive officer’s overall compensation package. Stock-based awards are provided to motivate executive officers and other eligible employee participants to focus their efforts on activities that will enhance stockholder value over the long-term, thus aligning their interests with those of the Company’s stockholders. Long-term incentives are structured so that rewards are earned in line with performance-above-market rewards for superior performance and below-market or no rewards for inferior performance.

Currently, awards are granted under the LTIP. Pursuant to this plan, the Company may award to key employees of the Company, including all of the named executive officers, a variety of long-term incentives, including nonqualified stock options, incentive stock options, cash or stock-settled stock appreciation rights, restricted stock units, performance share units, and other stock-based incentives, as well as short and long-term cash bonus awards.

The Committee reviews the long-term incentive and equity award mix on an annual basis, consistent with both current and long-term Company goals as well as the current and projected level of shares of the Company’s common stock that would be available to issue under any granted awards. The award mix is constructed to provide executives with a long-term incentive opportunity that rewards successful operational performance, aligns management and employees with stockholder interests, and provides a necessary retention element. Historically the Company had used a combination of stock options, restricted stock units (“RSU”) and performance share units (“PSU”) in creating the annual mix of equity awards granted to management; including the named executive officers.

For 2009, the Committee decided to deviate from the award mix used in prior years, which in recent years consisted of 50% PSUs, 25% RSUs and 25% stock options based on the economic value of each award type at the date of the grant. This decision was primarily driven by the Committee’s desire to create the best incentive and retention vehicle available to it in light of the Company’s anticipated 2009 performance. These factors, along with the continuing uncertainty surrounding the global economy and the difficulty of creating a long term business plan in such an environment which made it difficult to set meaningful performance targets, led the Committee to decide not to authorize a new PSU grant for any performance period which would include the year 2009.

For 2009, in lieu of RSU, PSU and stock option grants, the Committee determined that the award vehicle that the Company could best use was stock-settled stock appreciation rights (“SSARs”). SSARs represent rights to receive in shares of the Company’s common stock the excess, if any, of the value of a share of the Company’s common stock on the exercise date over the value of a share of the Company’s common stock on the SSARs’ grant date multiplied by the number of SSARs awarded. SSARs are granted to focus executive interests on share price appreciation. Executive officers and other LTIP participants only realize benefits from SSARs if the price of the Company’s common stock increases over time above the price at which the rights were granted. The SSARs become exercisable in three annual installments beginning one year after the grant date, and expire seven years after the grant date. SSARs granted under the LTIP have an exercise price not less than the average of the high and low market price of the stock on the grant date. The Company has adopted this pricing practice in an attempt to “neutralize” any irregular or wide range of movement in the stock price over the course of the trading day.

The Committee wanted to maximize awards for the purpose of creating an incentive to LTIP participants that align directly with the shareholders for creating value The grant date economic value of the 2009 grant was

81% lower than the comparable economic value of the prior year long term award for Mr. Keller and on average 90% lower for the other named executive officers. At the time the awards were granted, the number of shares of Company common stock available to be issued under an LTIP award prevented the Committee from granting awards at targeted economic values. The Committee recognizes that the limited availability of units under the LTIP will be a significant factor in determining the mix or availability of any future equity award grants. See “Executive Compensation — 2009 Stock Based Awards.”

As discussed above, no RSUs or PSUs were awarded to any executive officer in 2009. PSUs had previously been granted for the 2007-2009 and 2008-2010 performance periods. For both of those performance periods, the Committee, working with CSI and management, established a performance matrix measuring revenue growth and return on assets to determine the level of achievement and potential award payout. The Committee approved this structure as it measures two primary drivers of stockholder value. As approved, the actual number of PSUs earned was made contingent upon the Company achieving threshold entry levels for both measures. The number of units granted were to be awarded as shares of the Company’s common stock at the 100% level, if the performance target was achieved. For the 2007-2009 performance period the Committee established targets of $6.6 billion of cumulative revenue and average return on assets of 10.4% over the three year period and for the 2008-2010 performance period the Committee established targets of 3.0% total revenue growth and average return on assets of 12.5%. As originally awarded, up to 150% of the number of units granted could be earned if superior performance was achieved. If threshold performance was met, 75% of the number of units granted would be earned. If threshold performance was not met, awards would be forfeited. In determining any final awards, the Committee retains the discretion to make adjustments it may deem proper to either the pre-established targets or the final award level. In connection with Mr. Keller’s hiring by the Company, the Committee during 2008 also awarded PSUs to Mr. Keller for the 2008-2010 performance period. This award was prorated to reflect the grants being made during the applicable performance period. As a key executive and leader of the business, the Committee determined that providing him with an immediate incentive to focus on the performance criteria established for those periods would benefit the Company and our stockholders.

The Committee believed at the time it granted the PSUs in 2007 and 2008 that the performance targets it established were challenging but fair as they somewhat exceeded forecasted performance at the time the awards were granted but were believed achievable, with appropriate focus and effort over the respective three year performance periods. For the 2007-2009 performance period the threshold targets were not met and, as a result, all awards for that period have been forfeited. Based on 2008 and 2009 financial results and forecasted results for 2010, the Committee now believes that the threshold performance targets for the 2008-2010 performance period are not achievable but it has no current intention to adjust the performance targets for the applicable performance period or issue any replacement awards for this performance period. However, given the limited availability of shares that can be issued as equity awards under the LTIP, the Committee has determined that, in the unlikely event an award is earned for the 2008-2010 performance period, it would be paid in cash rather than common stock.

At its February, 2010 meetings, the Board of Directors and the Committee approved grants of LTIP awards to the Company’s executive officers, including its named executive officers for the three year 2010-2012 performance period. Forty-one percent (41%) of the grant value of this long-term incentive award is comprised of PSUs with the balance comprised of a cash-based award. As approved, each calendar year of the three-year performance period will have specific annual performance metrics and targets as determined annually by the Committee. The formulation is intended to provide the Committee with greater flexibility to set meaningful annual performance metrics and/or targets in order to adapt to future changes in the Company’s strategic direction or financial and business needs. Participants will have an opportunity in each year of the performance period to earn from 50% to 150% of one-third of the value of the three-year long-term incentive award based upon the level of achievement within a range of threshold to maximum performance targets. For 2010, the award opportunity under the PSU component is based on the achievement of a free cash flow target and the award opportunity under the cash-based component is based on the achievement of a revenue growth target. Both of these performance metrics are equally weighted and independently calculated against their respective targets. As a result of the Company’s improved liquidity, the Committee sought to focus management on profitability and cash flow generation believing that targeted performance will give the Company greater flexibility to either reduce its debt levels or consummate product line or business acquisitions, both of which the Committee believes would benefit shareholder value. The Company also must achieve a threshold EBITDA target in 2010 before either the PSU award opportunity or the cash-based award opportunity for 2010 can be realized. The Committee further believes that using a minimum EBITDA trigger will further focus management on growing revenues through profitable sales. Actual payout of any earned annual portion of the long-term incentive award is deferred until the completion of the three-year performance period and subject to approval by the Committee.

Timing of Stock Option and SSAR Awards

All awards of Company stock options and SSARs under the LTIP are granted with exercise prices not less than the average of the high and low trading price of the Company’s stock on the New York Stock Exchange on the date of the award, or the next trading day if the awards are made on a day when the Exchange is closed. Annual awards of stock options or SSARs, as applicable, to executive officers and other eligible management employees, if granted, are made at the Company’s regular meeting of the Board of Directors scheduled for the first quarter of the year, typically in the month of February, absent special circumstances. Off-cycle (non-annual) awards may be made where the CEO and the Committee deem it necessary for promoted employees, new hires, or in other circumstances. For off-cycle awards, the grant date will be the date the Committee approves any such award. We do not coordinate the timing of stock award grants with the release of material, non-public information.

Stock Ownership Guidelines/Hedging Policies

To further align the executive officers’ interests with those of stockholders, the Company has adopted share ownership guidelines which apply to all executive officers and have been approved by the Committee, as shown below:

Executive Title	Multiple of Base Salary
CEO	5X
CFO and Presidents	3X
Other Executives	2X

Stock counting towards ownership targets include shares held by the executive personally in both retirement and non-retirement accounts, shares beneficially owned through a trust, spouse and/or dependent child, unvested RSUs, and unvested PSUs at target when awarded. Executives are given certain timeframes to achieve their respective stipulated ownership guidelines.

The Compensation Committee has the discretion to remedy any deficiency if ownership goals are not met on a timely basis. Remedies may include providing a portion of annual incentive awards in Company stock or similar actions. The Committee may also consider other factors, including general equity market conditions and the Company’s then-current stock price, when making a determination on the need for any remedies. Company policy prevents any executive officer from executing any short sales of the Company’s stock.

Retirement Benefits

In line with our overall compensation philosophy, the Company has historically aimed to provide competitive retirement benefits. This has been done by providing retirement benefits through a combination of both tax-qualified and nonqualified defined benefit plans and tax-qualified and nonqualified defined contribution plans. Nonqualified plans provide a supplemental benefit to recognize and account for certain employee earnings that exceed the IRS maximum for a qualified plan. Currently benefits under our nonqualified defined benefit plans mirror, and are determined, on the same basis as those provided under our qualified defined benefit plan. In circumstances that the Committee has considered to be unique, and where it deemed such action to be in the Company’s best interests, it has in the past authorized the Company to enter into supplemental retirement agreements with certain of the Company’s named executive officers. No such agreements were entered into in 2009.

As part of the cost reduction actions taken by the Company in the first quarter of 2009, the Company froze all future benefit accruals under the ACCO Brands Corporation Pension Plan for Salaried and Certain Hourly Paid Employees (the “ACCO Pension”) and the Company’s 2008 Amended and Restated Supplemental Retirement Plan (the “SRP”) and it suspended all company-matching contributions to its tax-qualified 401(k) retirement savings plan. These company-matching contributions were reinstated in the fourth quarter of 2009 when the Committee concluded that the Company was in an improved liquidity and financial position.

All of the Company’s named executive officers were participants in the company’s tax-qualified 401(k) retirement savings plan during 2009. The Company’s matching contribution of 4.5% (100% match on the first 3% of an employee’s contributions and 50% match on the next 3% of employee contributions) to the Company’s tax-qualified 401(k) plan are levels that management and the Committee considered to be market competitive and applied to all plan-participating employees. The Company matching contribution rate of 4.5% was not changed when it was reinstated nor was there any make-up for the time period in which matching contributions were not made. ACCO Pension and SRP participants, including the named executive officer participants, will retain any benefits accrued through March 6, 2009 when benefit accruals were suspended and frozen, but will not accrue any additional benefits after that date. A participant’s benefit amount will be fixed, based on the final average compensation and credited service through March 6, 2009. The amount of benefits provided by each plan and the pension formula applicable to the named executive officers are described in further detail in the 2009 Summary Compensation Table with respect to 401(k) contributions and under “Executive Compensation — Pension Benefits.”

As the Committee continues to believe that competitive retirement benefits are a significant element of overall executive compensation, it will consider market-competitive and other actions it may deem appropriate, such as those taken with regards to the 401(k) plan, to restore, replace or continue the suspended and frozen pension benefits in the future if, and when, Company performance and economic conditions warrant any such actions.

Employee Benefits and Perquisites

The employee medical and welfare benefits provided to executive officers are offered through broad-based plans available to all employees. The Company strives to limit the use of perquisites for executive officers as an element of compensation, except in warranted special or unique circumstances such as the relocation of an executive officer, and is largely based on historical practice. The attributed costs to the Company and a description of the personal benefits provided to the named executive officers are included in the “All Other Compensation” column of the 2009 Summary Compensation Table and related footnotes. For 2009, certain of those benefits are grossed-up for income tax purposes and the cost to the Company of providing this tax benefit is also included in the “All Other Compensation” column of the 2009 Summary Compensation Table.

Relocation Expenses

The Company maintains a senior management relocation program administered by a third-party provider which is available to all U.S.-based senior management of the Company, including the named executive officers. The Company believes, based on regular and ongoing market analysis of all of its compensation and benefits programs, including the relocation program, that this benefit is provided at market-competitive levels and has been essential in attracting top talent and management leadership to the Company. The Company believes this benefit had even greater importance in light of the recessionary 2008 through 2009 economy and the sudden and precipitous collapse of the real estate market and property valuations. During the 2008 through 2009 period, five of the Company’s executive officers, including Messrs. Shortt, Kirchhoff and Franey, either joined, or assumed new and expanded leadership roles at, the Company. Consistent with the Company’s stated goal to attract high-caliber talent and management leadership and appropriately invest in them for long-term career development, the Company made significant relocation investments during this period due to these key executive transitions. With the real estate market experiencing significantly reduced demand, sharp declines in home values and extremely difficult financing and mortgage lending conditions, the Company consulted with its third-party relocation provider, its benefits experts and consultants to ascertain what measures and actions might be taken to address these relocation challenges. In particular, the Company evaluated risk-mitigation and risk-sharing concepts that could be ingrained into its relocation policies. Based on these analyses and the advice of its experts, the Company and the Committee believes its actions and decisions were appropriate and timely.

As part of the relocation investments and the Company’s senior management relocation program, a relocating employee is offered a purchase price for his primary home based on an independent market-based property appraisal and valuation. The Company would then underwrite the resale of that home and the carrying expenses associated with the home until the final sale. Recognizing the extreme softness in the residential real estate market and the collapse of the market for home financing and mortgage lending, the Committee approved in 2009 several modifications to this program. These modifications were competitively benchmarked and designed with the goal of mitigating the Company’s exposure to the mark-to-market price reduction risk on the home purchase benefit and the added expenses associated with carrying unsold property over a potentially longer period of time. The modifications were also intended to create additional motivation for the executive to more aggressively price a home to sell as quickly as possible and to maintain a competitive and appropriate level of risk-sharing. The first modification provides for an appraisal at the end of the relocating employees mandatory property-marketing period to determine the home purchase price to be offered, in addition to an initial independent market-based property appraisal at the beginning of the mandatory property-marketing period. The second modification requires the employee to list the property for sale within 10% of the independent market-based property appraisal that is conducted at the end of the relocating employee’s mandatory property-marketing period, in order to qualify for the home purchase benefit. These specific program modifications, along with the previously disclosed implementation in 2008 of an enhanced home sale bonus equal to 12% of the final sale price if a relocating employee foregoes the home purchase benefit, were considered appropriate and market-competitive under the circumstances at that time and based on advice and analysis provided by the Company’s relocation benefits consultant. The 12% home sale bonus alternative had been previously approved by the Committee in 2008 and equates to approximately 50% of both the Company’s historical and expected costs incurred in connection with relocating an executive. Consistent with our risk-mitigation, risk-sharing approach, this home sale bonus was also capped at the difference between the final sale price and the independent market-based property valuation, which is conducted on behalf of the Company in conjunction with our third-party relocation provider, to avoid any windfall to the employee. These benefits and modifications permit the Company the flexibility to offer a competitive relocation program while mitigating the downside risks to the Company of the real estate market. As cited previously, and even with these enhanced risk-mitigating, risk-sharing actions, the sudden and precipitous collapse of the real estate market and decline in property valuations still resulted in the Company recognizing relocation-related expenses above what a more normalized and stable real estate market or market-competitive relocation program such as ours would expect or could be planned for. In particular and most significantly, the sudden and precipitous decline in real estate property valuations resulted in the Company recognizing asset-valuation losses for those homes that the Company purchased and resold under its relocation program in both 2008 and 2009. See Footnote (4)(b) to the 2009 Summary Compensation Table.

For 2009, the Company recognized for Mr. Shortt $288,888 in total relocation expenses, made up of $186,707 in home purchase and associated carrying and selling expenses and an asset-valuation adjustment due to property devaluation related to his final home sale in 2009, and $102,181 in relocation expenses; for Mr. Kirchhoff, $213,843 asset-valuation adjustments due to property devaluation related to his final home sale in 2009; and for Mr. Franey, $103,679 in relocation expenses associated with house-hunting, travel and other allowable relocation-related expenses under our program.

Tax Gross Ups on Perquisites

In line with the Committee’s desire to limit the use of perquisites as an element of compensation for executive officers, at its meeting held in February, 2010 the Committee decided to eliminate income tax gross ups for 2010 and subsequent years for imputed income on any executive perquisites not covered under a specific broad based employee plan.

Employment and Severance Arrangements

The Company’s Executive Severance Plan is administered by the Committee and provides severance benefits to the Company’s executive officers and a limited number of other key executives in the event that their employment is terminated either involuntarily or, following a change-in-control of the Company, voluntarily for good reason. Management recommends potential participants to the Committee for their consideration and final approval. All of the Company’s named executive officers currently participate in this Plan. There are no individual employment contracts.

The Executive Severance Plan is intended to help the Company attract and retain executives in a talent marketplace where such employment protections are commonly offered. The benefits provided by the Plan ease an executive’s transition due to an unexpected and involuntary employment termination due to changes in the Company’s employment needs. Please refer to “Executive Compensation — Potential Payments and Benefits Upon Termination of Employment” and the related tables and footnotes for additional information concerning severance arrangements.

Tax and Accounting Implications

Tax Deductibility

Section 162(m) of the Code limits the allowable tax deduction that we may take for compensation paid to the CEO and certain other executive officers. We believe that compensation paid under our various incentive plans is generally fully deductible by the Company for federal income tax purposes. However, in certain situations, the Committee may approve compensation that will not meet these requirements in order to ensure competitive levels of compensation for the named executive officers. While there is no certainty that all executive compensation will be fully deductible under Section 162(m), efforts will be made to maximize its deductibility. We believe that all compensation earned by the named executive officers in 2009 is fully tax deductible under Section 162(m) by the Company.

Non-qualified Deferred Compensation

During 2008, final regulations were issued governing recently enacted tax rules applicable to nonqualified deferred compensation arrangements under Section 409A of the Code. These final regulations became effective on January 1, 2009. The Company intends to operate all applicable plans and agreements in compliance with the final regulations and other applicable guidance and has or will update those plans and agreements as may be necessary to do so. A more detailed discussion of the Company’s nonqualified deferred compensation arrangements is provided under “Executive Compensation — Nonqualified Deferred Compensation.”

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of the Board of Directors of ACCO Brands Corporation oversees the compensation programs of the Company on behalf of the Board. In fulfilling its oversight responsibilities, the Committee reviewed and discussed with management of the Company the Compensation Discussion and Analysis included in this Proxy Statement.

In reliance on the review and discussions referred to above, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 and in this Proxy Statement, each of which has been filed with the SEC.

Members of the Compensation Committee:

Norman H. Wesley (Chairperson)

George V. Bayly

Dr. Patricia O. Ewers

G. Thomas Hargrove

Michael Norkus

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts.

EXECUTIVE COMPENSATION

2009 Summary Compensation Table

The table below provides information regarding the total compensation paid or earned by each of Robert J. Keller, Chairman of the Board and Chief Executive Officer since being named the Chief Executive Officer on October 22, 2008; Neal V. Fenwick, Executive Vice President and Chief Financial Officer; and the Company’s three other most highly compensated executive officers; for the fiscal years ended December 31, 2009, and where applicable December 31, 2008 and 2007:

(a)	(b)	(c)	(d)		(e)	(f)	(g)	(h)	(i)	(j)
Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($) (1)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (3)	All Other Compensation ($) (4)	Total ($) (5)
Robert J. Keller	2009	619,805	—		—	68,250	—	—	20,592	708,647
Chairman of the Board and Chief Executive Officer	2008	132,923	—		274,540	86,100	—	—	9,227	502,790

Neal V. Fenwick	2009	363,095	—		—	31,500	—	1,444,000	26,949	1,865,544
Executive Vice President and Chief Financial Officer	2008	397,507	—		465,464	94,374	—	—	34,417	991,762
	2007	393,750	—		419,055	108,025	109,542	—	50,077	1,080,449

Thomas H. Shortt	2009	260,192	—		—	26,250	—	—	476,184	762,626
Executive Vice President and Chief Strategy & Supply Chain Officer

Kriss A. Kirchhoff	2009	328,098	—		—	26,250	—	10,000	231,466	595,814
Executive Vice President, Product Generation Organization	2008	326,134	—		368,726	77,175	—	25,000	517,713	1,314,748
	2007	325,000	—		325,660	44,700	162,500	13,000	149,557	1,020,417

Christopher M. Franey	2009	290,107	176,500	(6)	—	21,000	—	—	122,298	609,905
Senior Vice President, Computer Products Group

(1)	The amounts in columns (e) and (f) reflect the aggregate grant date fair value for the fiscal year ended December 31 for each year shown that is attributable to stock and option awards made under the Company’s Amended and Restated 2005 Incentive Plan as determined in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 3 to the Company’s audited financial statements for the fiscal year ended December 31 for each year shown included in the Company’s Annual Reports on Form 10-K filed with the Securities and Exchange Commission.

(2)	The amounts listed represent the amount of the MIP award earned by each named executive officer for each year shown.

(3)	The amounts listed represent the aggregate change in actuarial present value during each year shown for the named executive officer’s accumulated benefit provided under the ACCO Pension, SRP and, as to Mr. Fenwick, the retirement agreements described under “Pension Benefits.” None of the named executive officers earned any preferential amounts on their accounts in the nonqualified deferred compensation plans of which they are a participant. Messrs. Keller, Shortt, and Franey were not eligible to participate in the ACCO Pension and SRP at the time both plans were frozen, as they did not meet the minimum service requirement of the plans. During 2009, the accumulated benefit for Mr. Fenwick increased due to an increase in the inflation rate, a decrease in the discount rate, and an increase in the foreign exchange rate used in the actuarial present value calculation, which caused the significant change for the year. Further details about these plans are detailed under “Pension Benefits” and “Nonqualified Deferred Compensation” below.

(4)	The following table provides details about each component of the “All Other Compensation” column in the 2009 Summary Compensation Table.

Name	Automobile Allowance	Company Contributions to Defined Contribution Plans (a)	Relocation Expense (b)	Payments Pursuant to Contractual Arrangements		Miscellaneous Perquisites		Tax Gross-Ups (f)	Total All Other Compensation
Robert J. Keller	$14,889	$4,580	$—	$—		$1,123	(d)	$—	$20,592
Neal V. Fenwick	13,023	3,114	—	—		6,990	(e)	3,822	26,949
Thomas H. Shortt	9,579	3,894	288,888	173,250	(c)	573	(d)	—	476,184
Kriss A. Kirchhoff	13,023	3,477	213,843	—		1,123	(d)	—	231,466
Christopher M. Franey	13,023	4,431	103,679	—		1,123	(d)	—	122,298

(a)	The amounts shown represent the Company’s 2009 contribution to the tax-qualified 401(k) savings plan account for each of the named executive officers.

(b)	Represents the cost to us for the relocation of Messrs. Shortt, Kirchhoff and Franey as described in “Employee Benefits and Perquisites” in the Compensation Discussion and Analysis section of this Proxy Statement. The amounts include income tax gross-up attributable for the foregoing of $20,755 for Mr. Shortt; $34,557 for Mr. Kirchhoff; and $24,885 for Mr. Franey.

(c)	Prior to joining the Company in April 2009, Mr. Shortt performed consulting services for the Company principally related to various supply chain initiatives. This amount represents fees paid for those services.

(d)	Includes the cost to us of personal benefits and perquisites for Messrs. Keller, Shortt, Kirchhoff, and Franey for premiums paid on excess long-term disability insurance.

(e)	Includes the cost to us of personal benefits and perquisites for Mr. Fenwick for premiums paid on excess long-term disability insurance; income tax preparation fees; and personal travel expenses for himself and family members.

(f)	Represents the amount of income tax gross-ups for Mr. Fenwick attributable to his miscellaneous perquisites expense.

(5)	This amount does not include compensation received by Mr. Keller in 2008 as a non-employee member of the Board of Directors of $99,982 in cash compensation and $70,000 in equity-based compensation in the form of deferred restricted stock units, prior to his appointment as the Company’s Chief Executive Officer on October 22, 2008.

(6)	This amount includes a $76,500 sign-on bonus paid in conjunction with Mr. Franey joining the Company and a $100,000 discretionary bonus awarded and paid for the year 2009.

Grants of Plan-Based Awards

The following table sets forth information concerning each grant of an award made to a named executive officer under any of the Company’s incentive plans during the fiscal year ended December 31, 2009.

Name	Grant Date for Equity Based Awards	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#) (2)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (3)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Robert J. Keller	02/26/09	—	—	—	—	—	—	—	325,000	0.81	68,250
Neal V. Fenwick	02/26/09	—	—	—	—	—	—	—	150,000	0.81	31,500
Thomas H. Shortt	04/01/09	—	—	—	—	—	—	—	125,000	1.09	26,250
Kriss A. Kirchhoff	02/26/09	—	—	—	—	—	—	—	125,000	0.81	26,250
Christopher M. Franey	02/26/09	—	—	—	—	—	—	—	100,000	0.81	21,000

(1)	As discussed earlier, the MIP was suspended for 2009. Additional information regarding the MIP is included under “Annual Incentives” in the Compensation Discussion and Analysis section of this Proxy Statement.

(2)	Amounts shown represent stock-settled stock appreciation rights awarded under the LTIP. The grant date fair value of the awards on February 26, 2009 and April 1, 2009 was $0.81 and $1.09 per share, respectively.

(3)	Amounts represent the grant date fair value of each equity award granted in 2009 in accordance with FAS 123(R).

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information concerning unexercised stock options, restricted stock units that have not vested and equity incentive plan awards for each of the executive officers named in the 2009 Summary Compensation Table as of December 31, 2009.

	Option and SSAR Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) or SSARs Exercisable	Number of Securities Underlying Unexercised Options (#) or SSARs Unexercisable (1)		Option or SSARs Exercise Price ($)	Option or SSARs Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units That Have Not Vested ($) (9)	Equity Incentive Plan Awards: Number of Unearned Units That Have Not Vested (#)		Equity Incentive Plan Awards: Market Value of Unearned Units That Have Not Vested ($) (10)
Robert J. Keller	—	325,000	(2)	0.81	02/25/2016	23,000	(3)	167,440	16,875	(8)	122,850
	35,000	105,000		2.59	11/07/2015	15,000	(4)	109,200	8,625	(9)	62,790

Neal V. Fenwick	—	150,000	(2)	0.81	02/25/2016	11,000	(5)	80,080	8,325	(8)	60,606
	7,133	14,267		14.02	03/18/2015	6,000	(6)	43,680	5,063	(9)	36,859
	9,667	4,883		21.49	03/15/2014
	90,000	—		22.68	12/06/2012
	71,780	—		18.25	10/27/2014
	39,877	—		14.42	09/28/2013
	20,400			12.32	09/22/2012

Thomas H. Shortt	—	125,000	(2)	1.09	03/31/2016

Kriss A. Kirchhoff	—	125,000	(2)	0.81	02/25/2016	8,200	(5)	59,696	6,788	(8)	49,413
	5,833	11,667		14.02	03/18/2015	3,000	(6)	21,840	2,250	(9)	16,380
	4,000	2,000		21.49	03/15/2014	5,000	(7)	36,400

Christopher M. Franey	—	100,000	(2)	0.81	02/25/2016
	3,200	6,400		14.02	12/10/2015	4,530	(5)	32,978	3,728	(8)	27,140

(1)	Unless otherwise noted, stock option and stock-settled stock appreciation awards vest ratably over the first three anniversaries of their original grant dates. Stock options would accelerate and become immediately exercisable upon the death, disability or retirement of the named executive officer or upon a change-in-control. Stock-settled stock appreciation rights (“SSARs”) would accelerate and become immediately exercisable only upon death, disability or a change-in-control.

(2)	Award is in the form of SSARs.

(3)	Time vested restricted stock units that vest and convert into the right to receive an equal number of shares of the Company’s common stock on November 7, 2012 provided Mr. Keller remains in the employ of the Company at that time. The vesting of these stock units could accelerate under the following circumstances and conditions:

Event	Result
Involuntary termination	Award would be prorated to date of separation, conditioned on employment after the first anniversary of grant date.

Retirement	Award would be prorated to date of separation.

Death, Disability or Change-in-Control	The award would fully vest.

(4)	Time vested restricted stock units that vest and convert into the right to receive an equal number of shares of the Company’s common stock on November 7, 2011 provided Mr. Keller remains an employee of the Company at that time. The vesting of these stock units could accelerate as discussed in footnote (3) above.

(5)	Time vested restricted stock units that vest and convert into the right to receive an equal number of shares of the Company’s common stock on March 19, 2012 for Messrs. Fenwick and Kirchhoff and December 10, 2012 for Mr. Franey, provided the named executive officer remains an employee of the Company at that time. The vesting of these stock units could accelerate as discussed in footnote (3) above.

(6)	Time vested restricted stock units that vest and convert into the right to receive an equal number of shares of the Company’s common stock on March 16, 2011 provided the named executive officer remains an employee of the Company at that time. The vesting of these stock units could accelerate as discussed in footnote (3) above.

(7)	Time vested restricted stock units that vested and converted into the right to receive an equal number of shares of the Company’s common stock on January 4, 2010.

(8)	Represents the threshold number of shares that can be earned under performance share units for the three-year performance period ending on December 31, 2010. Any awards so earned would be paid in cash at the equivalent market value of the performance share units as of the date of the vesting event. The vesting of these units could accelerate under the following circumstances and conditions:

Event	Result
Involuntary termination	Award would be prorated at target levels to date of separation, conditioned on employment after the first anniversary of grant date.

Retirement	Award would fully vest on December 31, 2010 based on actual performance result levels.

Death or Disability	Award would fully vest at target levels.

Change-in-Control	The award would fully vest at maximum award level.

(9)	Represented the threshold number of shares that could have been earned under performance share units for the three-year performance period ending on December 31, 2009. These awards have been forfeited as performance target thresholds were not achieved for the relevant performance period.

(10)	Reflects the value as calculated based on the closing price of the Company’s common stock on December 31, 2009 of $7.28.

2009 Option Exercises and Stock Vested

There were no exercises of stock options or vesting of stock by any of the named executive officers during the fiscal year ended December 31, 2009.

2010 Stock-Based Awards

After the end of fiscal year 2009 the Committee and Board of Directors granted the following stock-based awards on February 25, 2010 to the following officers who are named in the Summary Compensation Table.

Awards of Performance Share Units

Name	Performance Share Units (#) (1)
Robert J. Keller	65,800
Neal V. Fenwick	23,800
Thomas H. Shortt	21,500
Christopher M. Franey	18,400

(1)	Represents the target number of shares that can be earned under performance share units for the three-year performance period ending on December 31, 2012. Any awards so earned would be paid in shares of the Company’s common stock prior to March 15, 2013. The vesting of these units could accelerate under the following circumstances and conditions:

Event	Result

Involuntary termination	Award would be prorated to date of separation at actual performance levels calculated at end of the performance period and conditioned on continued employment after the end of the thirtieth month in the performance period.

Retirement	Award would be prorated to the date of separation based on actual performance levels.

Death or Disability	Award would fully vest at target levels.

Change-in-Control	Full vesting at maximum award levels for years in performance period that have not been completed. For years in three-year performance period that have been completed, the award would be paid at actual performance levels.

PENSION BENEFITS

Name	Plan Name	Years of Credited Service (#)	Present Value of Accumulated Benefit (1) ($)	Payments During Last Fiscal Year ($)
Robert J. Keller (2)	ACCO Pension	—	—	—
	Supplemental Pension	—	—	—
Neal V. Fenwick	ACCO Europe Pension	21.0	3,271,000	—
	ACCO Pension	3.0	35,000	—
	Supplemental Pension	3.0	43,000	—
	Retirement Agreement	3.0	74,000	—
Thomas H. Shortt (2)	ACCO Pension	—	—	—
	Supplemental Pension	—	—	—
Kriss A. Kirchhoff	ACCO Pension	2.33	29,000	—
	Supplemental Pension	2.33	20,000	—
Christopher M. Franey (2)	ACCO Pension	—	—	—
	Supplemental Pension	—	—	—

(1)	Amounts reported above as the actuarial present value of accumulated benefits under the ACCO Pension and the Supplemental Pension are computed using the interest and mortality assumptions that the Company applies to amounts reported in its financial statement disclosures, and are assumed to be payable at age 65. The interest rate assumption is 5.90% for both plans. The mortality table assumption for the ACCO Pension is the 2009 Static Table for Annuitants per section 1.430(h)(3)-1(e) of the Internal Revenue Code for healthy lives for 2009. The mortality table assumption for the Supplemental Pension is the same. Amounts reported above as the actuarial present value of accumulated benefit for Mr. Fenwick under the ACCO Europe Pension assumes an interest rate of 5.8%, an inflation rate of 3.45%, an exchange rate (as of December 31, 2009) of $ 1.6082 to One British Pound and utilizes the PCMA00 Base table with Year-of-Birth Medium Cohort improvements and a 1% floor. Amounts reported as the actuarial present value of accumulated benefit for Mr. Fenwick under his retirement agreement is computed using the same U.S. mortality and interest assumptions as apply under his respective pension plans, above, net of the applicable offset for those other benefits provided under his retirement agreement.

(2)	Messrs. Keller, Shortt, and Franey were not eligible to participate in the ACCO Pension and the Supplemental Pension plans as of December 31, 2009. Please see below for additional information regarding plan eligibility.

The Pension Benefits table provides information regarding the number of years of credited service, the present value of accumulated benefits, and any payments made during the last fiscal year with respect to the ACCO Pension, the Company’s 2008 Amended and Restated Supplemental Retirement Plan (“Supplemental Pension”), the ACCO Europe Pension Plan (“ACCO Europe Pension”), and the retirement agreement for Mr. Fenwick.

The ACCO Pension is a broad-based, tax-qualified defined benefit pension plan, which provides a monthly cash benefit upon retirement to eligible employees of the Company. In general, eligible employees include all salaried and certain hourly paid employees (regularly scheduled to work at least twenty hours per week) of the Company, except leased employees, independent contractors, certain collectively-bargained employees, and employees accruing benefits under an affiliated company foreign pension plan. Employees must complete one year of service to participate in the ACCO Pension and five years of service to vest in the benefit. The determination of benefits under the ACCO Pension is based upon years of credited service with the Company and its participating U.S. subsidiaries and the average of the highest five consecutive years of earnings within the last ten years of vesting service. “Eligible Earnings” include base pay and certain regularly occurring bonuses, but do not include amounts that have been deferred and, for years of credited service prior to 2002, annual bonuses. All benefit service and accruals for benefits under the ACCO Pension and the Supplemental Pension (described below) have been frozen as of March 6, 2009. As a result no additional benefits will accrue from that date for any of the named executive officers unless action is taken by the Board of Directors to reinstate any such benefits.

The Supplemental Pension is an unfunded nonqualified defined benefit pension plan which covers compensation and benefit amounts in excess of the Internal Revenue Code’s qualified plan limits in the ACCO Pension, and taking into account in determining benefits any compensation amounts deferred under the Company’s former deferred compensation plan. None of the named executive officers participated in that plan. Otherwise, the provisions of the Supplemental Pension are generally the same as those of the ACCO Pension. Participants in the Supplemental Pension may separately elect from the optional forms of payment of benefits available under the ACCO Pension other than a lump-sum. Certain other restrictions on payment apply to the Supplemental Pension, consistent with the requirements of Internal Revenue Code Section 409A.

Benefits under the ACCO Pension and Supplemental Pension are calculated in the following manner: A participant’s benefit for credited service accrued prior to January 1, 2002 equals the product of (A) his years of credited service multiplied by (B) the sum of (i) 0.75% of Eligible Earnings up to the participant’s applicable Social Security-covered compensation amount, plus (ii) 1.25% of the participant’s final Eligible Earnings in excess of the participant’s applicable Social Security-covered compensation amount (up to a maximum of thirty years). The participant’s benefit for credited service accrued since January 1, 2002 equals the product of (C) his years of credited service multiplied by (D) 1.25% of the participant’s final average Eligible Earnings, except that for years of credited service since January 1, 2007, the annual benefit accrual rate is 1.00% instead of 1.25%. As described above for the year 2009, Eligible Earnings and credited service will be determined as of March 6, 2009 unless subsequent action to reinstate benefit accruals is taken by the Compensation Committee of the Board of Directors. Participants are fully vested in benefits after five years of service, with no vesting prior to that date. None of the above named executives are entitled to additional credited service other than that which has been earned during their employment.

Several forms of benefit payments are available under the ACCO Pension and the Supplemental Pension. The Pension Plan offers a single life annuity option, 5 and 10-year period certain and life annuity options, 50%, 75% and 100% joint and contingent beneficiary options, and a social security benefit adjustment option. Minimum lump-sum distributions of benefits are available if less than or equal to $1,000. The payout option must be elected by the participant before benefit payments begin. Each option available under the Pension Plan is actuarially equivalent.

Normal retirement benefits commence at age 65. Under the ACCO Pension and Supplemental Pension, early retirement benefit payments are available in an actuarially reduced amount to participants upon attainment of age 55 and completion of at least five years of vesting service. The ACCO Pension and Supplemental Pension both recognize prior service with Fortune Brands, Inc. and other companies previously related to the Company, for periods before the spin-off of the Company on August 16, 2005, for vesting purposes.

Mr. Fenwick is also entitled to a pension benefit under the ACCO Europe Pension in which he participated until April 1, 2006. The ACCO Europe Pension is a broad-based, defined benefit pension plan which provides a benefit upon retirement to eligible employees of ACCO UK Limited and certain other European subsidiaries of the Company. Mr. Fenwick was eligible to participate in the ACCO Europe Pension Plan based on his prior European employment with the Company. Benefits are payable upon retirement at or after age 62 with twenty years of credited service, as a single life annuity, in an amount equal to two-thirds (2/3) of Mr. Fenwick’s final Pensionable Earnings while a participant in this plan. Pensionable Earnings are defined as Mr. Fenwick’s base salary for the preceding full year prior to April 1, 2006 together with the average annual bonus paid for the preceding three years. Benefits under this plan are based on the higher of (1) pensionable earnings for the full year immediately prior to April 1, 2006, or (2) the average of any three consecutive years of pensionable earnings in the last ten years prior thereto. Mr. Fenwick is fully vested in this benefit. He will be eligible for early retirement under this plan upon attainment of age 50.

Mr. Fenwick has entered into a retirement agreement with the Company that provides him a supplemental retirement benefit based on credit for his service prior to April 1, 2006 with predecessors of the Company and its then-affiliates while participating as an employee of the Company’s United Kingdom subsidiary. Under the retirement agreement, Mr. Fenwick is entitled to a supplemental nonqualified benefit upon retirement over and above what is provided them under the Company’s defined benefit pension plans. The benefit provided under the retirement agreements equals the excess of (i) a tentative benefit under the Company’s defined benefit pension plans, as described above, computed based on their combined service with the Company and its non-participating then-affiliates but applying the Company Pension accrual rate as in effect on January 1, 2007 (1.00% per year of service, as described above) over (ii) the sum of the actual benefit amounts due to the executive from such Company and then-affiliate pension plans in respect of his participation in such plans. In each case, the benefit is expressed as an unreduced single life annuity payable at an age 65 normal retirement age.

See also “Retirement Benefits” in the Compensation Discussion and Analysis section of this Proxy Statement for additional discussion of the Company’s defined benefit and other retirement plans.

POTENTIAL PAYMENTS UPON TERMINATION OR A CHANGE-IN-CONTROL

The Company does not have written employment agreements with any of its executive officers. Although the Company has entered into severance and change-in-control agreements with one executive officer, none of the named executive officers are covered by any such agreement. Executive officers, including the named executive officers, are covered by the Company’s Executive Severance Plan at December 31, 2009 and continue to be so covered as of the date of this Proxy Statement.

The Company’s Executive Severance Plan provides the named executive officers the following payments and benefits upon (i) an involuntary termination without “cause” and (ii) voluntary termination for “good reason” or involuntary termination without “cause” within 24 months after (and in certain circumstances preceding) a change-in-control:

•

Involuntary Termination: 24 months of base salary and two years of target bonus for the year of separation for Mr. Keller; 21 months of base salary plus one year of target bonus for the year of separation for Messrs. Fenwick, Shortt and Kirchhoff; and 18 months of base salary plus one year of target bonus for the year of separation for Mr. Franey.

•

Change in Control Termination: 2.99 times base salary plus 2.99 times bonus for the year of separation for Mr. Keller; 2.25 times base salary plus 2.25 times bonus for the year of separation for Messrs. Fenwick, Shortt and Kirchhoff; 2.00 times base salary plus 2.00 times bonus for the year of separation for Mr. Franey. The bonus amount is based on the greater of (i) a target bonus for the year of the named executive officer’s termination, or (ii) the bonus that would be paid using the Company’s most recent financial performance outlook report that is available as of the named executive officer’s termination date.

•	Outplacement services for an amount not to exceed $60,000 for Mr. Keller and $30,000 for each other named executive officer.

•

Gross-up payment for any “golden parachute” excise tax that may be payable by them under Section 4999 of the Internal Revenue Code, plus any income and employment taxes on the gross-up payment, with respect to the severance payments and other benefits due to them (whether under the Executive Severance Plan or otherwise), unless the amount of any “excess parachute payments” paid or payable by them does not exceed 330% of the executive’s “base pay” as determined pursuant to Section 280G of the Internal Revenue Code, in which case the gross-up payment is not paid and the severance and other golden parachute payments would be reduced so that no amount would constitute an “excess parachute payment” for purposes of Sections 280G and 4999 of the Internal Revenue Code; and

•

Any amounts payable under the Executive Severance Plan are reduced by amounts payable to a named executive officer under any other severance plan applicable to the executive or agreement that has been entered into between the Company and the executive.

Medical and other welfare benefits continue for the executive’s severance period on the same cost-sharing basis as if employment had not terminated. No severance or change-in-control payments would be made until the named executive officer executes a release waiving any and all claims the executive may have against the Company.

The following tables set forth for each named executive officer the estimated payments and other benefit amounts that would have been received by the named executive officer or his estate if his employment had terminated on December 31, 2009, under the following circumstances:

•	voluntary termination by the named executive officer;

•	termination by the Company for cause;

•	termination by the Company without cause; or,

•

following (or in certain circumstances preceding) a change-in-control, a termination by the Company without “cause” or by the executive for “good reason”; or termination as a result of death or disability.

In preparing the tables it is assumed that the named executive officer has no earned but unpaid salary or accrued and unused vacation benefits at the time of termination.

Robert J. Keller

Payments and Benefits	Voluntary termination by executive $	Termination by Company for cause (1) $	Termination by Company without cause $	Termination by the Company without cause or by the executive for “good reason” following a change in control $	Death or Disability $
Compensation:
Cash severance (2)	—	—	3,024,000	4,520,880	—
Annual Incentive	—	—	—	—	—
Benefits:
Continuation of benefits (3)	—	—	24,000	36,000
Outplacement services	—	—	60,000	60,000
Accelerated Vesting of Stock-Based Awards:
Value of Stock Options (4)	—	—	164,150	2,595,200	2,595,200
Value of Stock Awards (5)	—	—	432,327	910,000	771,680
Federal Excise Tax and Gross-up (6)	—	—	—	3,063,358
Total	—	—	3,704,477	11,185,438	3,366,880

(1)	Any cash severance payments made in connection with a termination for cause would be at the discretion of the Compensation Committee.

(2)	Assumes a base salary of $756,000; an annual target bonus of 100% of base salary, or $756,000; and amounts of cash severance are paid as a lump-sum.

(3)	Represents the approximate value of the employer subsidy to broad-based employee benefit plans for the executive’s benefit during the severance period.

(4)	Reflects the excess of the fair market value of the underlying shares as of December 31, 2009 over the exercise price of all unvested options and SSARs, the vesting of which accelerates in connection with the specified event.

(5)	Reflects the fair market value of the underlying shares as of December 31, 2009 of all unvested restricted stock units and performance share units which accelerate in connection with the specified event.

(6)	Upon a change-in-control of the Company, Mr. Keller may be subject to certain excise taxes pursuant to Section 4999 of the Internal Revenue Code of 1986, as discussed above.

Neal V. Fenwick

Payments and Benefits	Voluntary termination by executive $	Termination by Company for cause (1) $	Termination by Company without cause $	Termination by the Company without cause or by the executive for “good reason” following a change in control $	Death or Disability $
Compensation:
Cash severance (2)	—	—	1,045,800	1,617,722	—
Annual Incentive	—	—	—	—	—
Benefits:
Continuation of benefits (3)	—	—	21,000	27,000	—
Outplacement services	—	—	30,000	30,000	—
Accelerated Vesting of Stock-Based Awards:
Value of Stock Options (4)	—	—	—	970,500	970,500
Value of Stock Awards (5)	—	—	268,154	513,604	383,656
Total	—	—	1,364,954	3,158,826	1,354,156

(1)	Any cash severance payments made in connection with a termination for cause would be at the discretion of the Compensation Committee.

(2)	Assumes a base salary of $435,750; an annual target bonus of 65% of base salary, or $283,238; and amounts of cash severance are paid as a lump-sum.

(3)	Represents the approximate value of the employer subsidy to broad-based employee benefit plans for the executive’s benefit during the severance period.

(4)	Reflects the excess of the fair market value of the underlying shares as of December 31, 2009 over the exercise price of all unvested options and SSARs, the vesting of which accelerates in connection with the specified event.

(5)	Reflects the fair market value of the underlying shares as of December 31, 2009 of all unvested restricted stock units and performance share units which accelerate in connection with the specified event.

Thomas H. Shortt

Payments and Benefits	Voluntary termination by executive $	Termination by Company for cause (1) $	Termination by Company without cause $	Termination by the Company without cause or by the executive for “good reason” following a change in control $	Death or Disability $
Compensation:
Cash severance (2)	—	—	945,000	1,461,797	—
Annual Incentive	—	—	—	—	—
Benefits:
Continuation of benefits (3)	—	—	21,000	27,000	—
Outplacement services	—	—	30,000	30,000	—
Accelerated Vesting of Stock-Based Awards:
Value of Stock Options (4)	—	—	—	808,750	808,750
Value of Stock Awards (5)	—	—	—	—	—
Federal Excise Tax and Gross-Up (6)	—	—	—	683,080	—
Total	—	—	996,000	3,010,627	808,750

(1)	Any cash severance payments made in connection with a termination for cause would be at the discretion of the Compensation Committee.

(2)	Assumes a base salary of $393,750; an annual target bonus of 65% of base salary, or $255,938; and amounts of cash severance are paid as a lump-sum.

(3)	Represents the approximate value of the employer subsidy to broad-based employee benefit plans for the executive’s benefit during the severance period.

(4)	Reflects the excess of the fair market value of the underlying shares as of December 31, 2009 over the exercise price of all unvested options and SSARs, the vesting of which accelerates in connection with the specified event.

(5)	Reflects the fair market value of the underlying shares as of December 31, 2009 of all unvested restricted stock units and performance share units which accelerate in connection with the specified event.

(6)	Upon a change-in-control of the Company, Mr. Shortt may be subject to certain excise taxes pursuant to Section 4999 of the Internal Revenue Code of 1986, as discussed above.

Kriss A. Kirchhoff

Payments and Benefits	Voluntary termination by executive $	Termination by Company for cause (1) $	Termination by Company without cause $	Termination by the Company without cause or by the executive for “good reason” following a change in control $	Death or Disability $
Compensation:
Cash severance (2)	—	—	945,000	1,461,797	—
Annual Incentive	—	—	—	—	—
Benefits:
Continuation of benefits (3)	—	—	21,000	27,000	—
Outplacement services	—	—	30,000	30,000	—
Accelerated Vesting of Stock-Based Awards:
Value of Stock Options (4)	—	—	—	808,750	808,750
Value of Stock Awards (5)	—	—	170,061	399,308	293,384
Federal Excise Tax and Gross-Up (6)	—	—	—	844,854	—
Total	—	—	1,166,061	3,571,709	1,102,134

(1)	Any cash severance payments made in connection with a termination for cause would be at the discretion of the Compensation Committee.

(2)	Assumes a base salary of $393,750; an annual target bonus of 65% of base salary, or $255,938; and amounts of cash severance are paid as a lump-sum.

(3)	Represents the approximate value of the employer subsidy to broad-based employee benefit plans for the executive’s benefit has enrolled in during the severance period.

(4)	Reflects the excess of the fair market value of the underlying shares as of December 31, 2009 over the exercise price of all unvested options and SSARs, the vesting of which accelerates in connection with the specified event.

(5)	Reflects the fair market value of the underlying shares as of December 31, 2009 of all unvested restricted stock units and performance stock units which accelerate in connection with the specified event.

(6)	Upon a change-in-control of the Company, Mr. Kirchhoff may be subject to certain excise taxes pursuant to Section 4999 of the Internal Revenue Code of 1986, as discussed above.

Christopher M. Franey

Payments and Benefits	Voluntary termination by executive $	Termination by Company for cause (1) $	Termination by Company without cause $	Termination by the Company without cause or by the executive for “good reason” following a change in control $	Death or Disability $
Compensation:
Cash severance (2)	—	—	756,018	1,008,024	—
Annual Incentive	—	—	—	—	—
Benefits:
Continuation of benefits (3)	—	—	21,000	27,000	—
Outplacement services	—	—	30,000	30,000	—
Accelerated Vesting of Stock-Based Awards:
Value of Stock Options (4)	—	—	—	647,000	647,000
Value of Stock Awards (5)	—	—	45,906	141,523	105,341
Federal Excise Tax and Gross-Up (6)	—	—	—	668,030	—
Total	—	—	852,924	2,521,577	752,341

(1)	Any cash severance payments made in connection with a termination for cause would be at the discretion of the Compensation Committee.

(2)	Assumes a base salary of $336,008; an annual target bonus of 50% of base salary, or $168,004; and amounts of cash severance are paid as a lump-sum.

(3)	Represents the approximate value of the employer subsidy to broad-based employee benefit plans for the executive’s benefit has enrolled in during the severance period.

(4)	Reflects the excess of the fair market value of the underlying shares as of December 31, 2009 over the exercise price of all unvested options and SSARs, the vesting of which accelerates in connection with the specified event.

(5)	Reflects the fair market value of the underlying shares as of December 31, 2009 of all unvested restricted stock units and performance stock units which accelerate in connection with the specified event.

(6)	Upon a change-in-control of the Company, Mr. Franey may be subject to certain excise taxes pursuant to Section 4999 of the Internal Revenue Code of 1986, as discussed above.

PROPOSAL TO AMEND AND REAPPROVE THE PERFORMANCE MEASURES UNDER THE AMENDED AND RESTATED ACCO BRANDS CORPORATION 2005 INCENTIVE PLAN

(Proxy Item 3)

At the Annual Meeting, there will be submitted a proposal to amend the Amended and Restated ACCO Brands Corporation 2005 Incentive Plan (the “Plan”) to add a “leverage ratio” performance measure to the Plan and to reapprove existing performance measures. The Plan was approved by our stockholders at our 2006 Annual Meeting of Stockholders, and subsequently amended at our 2008 Annual Meeting of Stockholders. On February 25, 2010, the Board of Directors adopted a resolution to amend the Plan, subject to stockholder approval, based upon a recommendation of the Compensation Committee of the Board of Directors (the “Committee”) and management.

Presently, the Committee is authorized, at its discretion, to grant awards payable in cash, stock or a combination thereof, to employees upon achievement of performance targets that are based on pre-established performance measures under the Plan. The Plan provides the Committee the discretion to apply the stockholder-approved performance measures consistent with Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Section 162(m) of the Code limits the deductibility of executive compensation paid to the Company’s “covered” executive officers (i.e., the chief executive officer and the next three highest paid executive officers employed at the end of the fiscal year, other than the chief financial officer) to $1,000,000 per year, but contains an exception for qualifying performance-based compensation. Among the qualifications provided under regulations promulgated under Section 162(m) of the Code is the requirement that the Company’s stockholders approve the performance measures associated with performance-based compensation. In addition, because the Committee has the discretion to change the performance objectives applied under the performance measures, stockholders also are required to reapprove such performance measures every five years in order to continue to fully deduct for federal income tax purposes performance-based compensation paid under the Plan to its “covered” executive officers.

The Plan currently stipulates that performance measures may consist of one or more or any combination of the following strategic, financial, net asset or share price performance measures: revenues; operating income; operating company contribution; cash flow; cash flow from operations; earnings before one or more of interest, taxes, depreciation and amortization; income from continuing operations; net asset turnover; net income; earnings per share; earnings per share from continuing operations; economic value added; operating margin; return on equity, assets, net assets or net tangible assets; return on invested capital; return on capital employed; return on total capital; economic profit; working capital efficiency; cost reductions; improvement in cost of goods sold; inventory sales ratio; earnings growth; revenue growth, gross margin, total return to stockholders, cost reduction or economic value added-or EVA (net operating profit after tax minus the sum of capital multiplied by the cost of capital).

Although the stockholders most recently approved the performance measures at the 2006 annual meeting, the Company deems it advisable to seek stockholder reapproval of the performance measures in connection with the amendment to the Plan to add “leverage ratio” as a performance measure. The Compensation Committee would like to retain the ability to use “leverage ratio” as a performance measure for future LTIP awards as it is a measure that would further focus management on generating free cash flow and repayment of debt.

Stockholders are not being asked to approve any additional shares for issuance under the Plan. Other than as set forth above, the proposed amendment will not impact any other terms and conditions of the Plan as it exists prior to this amendment. Previously issued shares will not be affected by the proposed change.

Stockholder approval is required for both the reapproval of the existing performance measures as currently set forth in the Plan and the concurrent amendment to include “leverage ratio” as an additional performance measure in order to comply with the regulatory requirements of Section 162(m) of the Code. The resolution that will be introduced at the Annual Meeting seeking this reapproval and amendment of the Plan is as follows:

RESOLVED, that Paragraph 8(a) of the Plan shall be amended to read as shown in Annex A to the Proxy Statement and that the performance measures in such paragraph, as amended, are approved in their entirety.

The amendment of the Plan and reapproval of the performance measures requires the affirmative vote of a majority in voting power of the shares of common stock of the Company represented in person or by proxy at the meeting and entitled to vote.

The following description of the Plan sets forth the material terms of the Plan, as proposed to be amended. However, it does not purport to be complete and is qualified in its entirety by reference to the terms of the Plan, as amended.

The Board of Directors recommends that you vote FOR Item 3, the proposal to amend and reapprove the performance measures under the Amended and Restated ACCO Brands Corporation 2005 Incentive Plan.

Description of the Plan

Purpose

The purpose of the Plan is to aid ACCO Brands and its subsidiaries in achieving superior long-term performance through attracting, retaining and motivating the best available key employees and non-employee directors. The Plan seeks to achieve this purpose by providing incentives linked to value creation for stockholders and achievement of certain long-term strategic and financial goals.

Administration

The Plan is administered by the Committee, which is composed entirely of non-employee directors who meet the criteria of “outside director” under Section 162(m) of the Code, “non-employee director” under the rules adopted under Section 16 of the Securities Exchange Act of 1934, and “independent director” under the rules of the New York Stock Exchange. The Committee has the power and authority to construe and interpret the Plan, select the individuals who will receive awards from among the eligible participants, and determine the form of those awards, the number of shares or dollar targets of the awards, and all terms and conditions of the awards, except that awards granted to non-employee directors are granted and administered by the full Board of Directors. The Committee has the power to delegate to an officer of ACCO Brands the right to designate key employees (other than to the delegate or officers of ACCO Brands) to receive awards subject to a maximum aggregate number of awards approved by the Committee. The Committee is empowered to approve and certify the level of satisfaction of any performance targets established in connection with awards under the Plan as may be required under Section 162(m) of the Code.

Eligibility

Key employees, including officers, and non-employee directors are eligible to receive awards under the Plan. Approximately 200 persons are eligible to participate in the Plan as of March 1, 2010.

Award Forms

Under the Plan, the Committee may grant incentive stock options (except to non-employee directors) that meet the criteria of Section 422 of the Code, and non-qualified stock options, which are not intended to qualify as incentive stock options. Both types of stock option awards will be exercisable for shares of common stock of ACCO Brands. The Committee may also grant stock appreciation rights (“SARs”), either in tandem with stock options or on a stand-alone basis payable in cash or in common stock of ACCO Brands. The Committee may also grant restricted stock, restricted stock units (“RSUs”), performance-based awards and other cash- and stock-based awards.

Awards (other than awards of options, SARs or certain annual incentive awards) that are outstanding on a dividend record date for our common stock may, in the discretion of the Committee, earn (a) dividends in the case of restricted stock awards or (b) dividend equivalents in the case of all other awards in an amount equal to the dividends or other distributions that would have been paid on the shares covered by such award had the covered shares been issued and outstanding on the dividend record date.

Maximum Stock Award Levels

The maximum number of shares available for awards under the Plan is 6,703,000 shares of our common stock, which includes shares authorized under the Plan prior to the effective date of the Plan. As of March 1, 2010, there were outstanding awards covering 6,166,691 shares (assuming target level of achievement with respect to outstanding equity-based performance awards), leaving 86,528 shares available to be issued or allocated under future awards. To the extent any shares of stock covered by an award are not delivered to a participant or beneficiary because the award is forfeited or canceled, or the shares of stock are not delivered because the award is settled in cash or used to satisfy any applicable tax-withholding obligation, such shares will not be considered as having been made subject to award. Any shares of common stock delivered to us by a participant or otherwise reacquired by the Company upon exercise of an option in payment of all or part of the option, or delivered or withheld in satisfaction of withholding taxes with respect to an award shall be additional shares available for award under the Plan. Any shares not issued to a participant upon exercise of a stock-settled SAR will be additional shares under the Plan.

The following additional limits apply to the Plan:

•

Not more than 500,000 shares of common stock may be made subject to options and not more than 500,000 shares may be made subject to SARs annually under the Plan to any participant who is or is expected to be a “covered employee” under Section 162(m) of the Code.

•	Not more than 500,000 shares of common stock may be made subject to restricted stock or RSU awards that are subject to performance objectives annually under the Plan to any covered employee.

•

No performance award shall be granted during any performance period to any covered employee having an aggregate maximum dollar value in excess of $10,000,000 or an aggregate maximum amount of common stock in excess of 500,000 shares. The foregoing numbers of shares may be increased or decreased by the events described in “Adjustments” below.

Stock Option Awards

Stock option awards may be either incentive stock options or non-qualified stock options. Options will expire no later than the tenth anniversary of the date of grant. The exercise price of stock options may not be less than the fair market value of a share of our common stock on the date of grant. The Committee may establish vesting or performance requirements which must be met prior to the exercise of the stock options.

Stock Appreciation Rights

The Committee may grant stock appreciation rights, or SARs, independently of any stock option or in tandem with all or any part of a stock option granted under the Plan. SARs will expire no later than the tenth anniversary of the date of grant, and the exercise price of an SAR may not be less than the fair market value of a share of our common stock on the date of grant. Generally, upon exercise, a SAR entitles a participant to receive (in cash, shares of common stock or a combination thereof as determined by the Committee) the excess of the fair market value of a share of common stock on the date the SAR is exercised over the fair market value of a share of common stock on the date the SAR is granted.

Restricted Stock and Restricted Stock Unit Awards

Under the Plan, the Committee also may grant shares of restricted stock. These shares are generally subject to restrictions including, but not limited to, the continued service of the participant during a period as set forth in the award and/or achievement of performance criteria established at the discretion of the Committee. If a participant’s employment or service terminates prior to the completion of the specified employment or service or the satisfaction of the specified performance objectives, the restricted stock award will lapse and the shares will be returned to us as determined by the Committee. During the restriction period, the restricted stock awarded to a participant will be registered in the participant’s name and held in book-entry form subject to our instructions. During this period, the participant would generally be entitled to vote the shares and, at the Committee’s discretion, earn dividends on these shares.

Under the Plan, the Committee may grant restricted stock units, or RSUs, which as to each RSU award represent the right to receive at a specified future date, payment equal to the fair market value of the number of shares of common stock specified in such RSU award. Such right to future payment is subject to a risk of forfeiture or other restrictions that lapse upon the achievement of the completion of service and/or the achievement of performance objectives specified in such award, as may be determined by the Committee. Upon or after the achievement of the service completion and/or performance objectives, an RSU may be settled in cash (valued at the fair market value of our common stock on the date the award becomes payable), in common stock, or part in cash and part in common stock.

For awards granted after February 26, 2008, awards of restricted stock and RSUs must vest over a minimum three-year period, except for shares comprising approximately 5% of the shares available for awards under the Plan at the time of the award which may have a shorter restriction period as determined at the discretion of the Committee and for restricted stock or restricted stock unit awards covered as performance awards below.

Performance Awards

The Committee may also grant performance awards under the Plan. A performance award is a grant of a right to receive cash, shares of common stock or a combination thereof, which grant is contingent on the achievement of performance or other objectives during a specified period of not less than one year.

Section 162(m) of the Code requires that performance awards be based upon objective performance measures in order to be deductible if they and other non-performance-based remuneration paid to a “covered” executive officer in any year exceeds $1 million. The Committee may designate whether any such award being granted to any participant is intended to be “performance-based compensation” as that term is used in Section 162(m). Any such awards designated as intended to be “performance-based compensation” shall be conditioned on the achievement of one or more performance measures, to the extent required by Section 162(m). As proposed to be amended, the performance measures that may be used by the Committee under the Plan for such awards can be based on strategic, financial, net asset or share price performance goals, including without limitation any one or more of the following, as selected by the Committee:

•	earnings and earnings growth, including operating income or net income;

•	earnings before any one or more of interest, taxes, depreciation and amortization;

•	earnings per share or earnings per share from continuing operations;

•	financial measures, including return on investment, invested capital, equity or assets;

•	increases in revenue or cash flow and cash flow from operations;

•	market share or economic value added;

•	total return to stockholders;

•	strategic business objectives based on working capital efficiency, cost reductions, improvement in cost of goods sold, gross margin or inventory sales ratio; and

•	leverage ratio.

Performance objectives must include a minimum performance standard below which no payment is made and a maximum performance level above which no further amount of payment is made. Performance measures may vary from participant to participant and between groups of participants. The Committee may adjust the performance measurement and objectives to take into account the effects of extraordinary or unusual items, events or circumstances, provided that no adjustment results in an increase in the affected participant’s compensation for the applicable year. The Committee also may modify the performance measures and thereby reduce the amount payable to a participant at its discretion. The full list of performance measures is noted in the Plan amendment attached as Annex A to this Proxy Statement and incorporated herein.

Other Stock-based Awards and Cash-based Awards

The Committee may grant other awards under the Plan pursuant to which shares of common stock are or may in the future be acquired, or awards denominated in stock units, including awards valued using measures other than the fair market value of shares of common stock consistent with the purposes of the Plan. The Committee also may grant cash-based awards to participants in such amounts and upon such terms, including the satisfaction of specific performance objectives as the Committee may determine. Each cash-based award shall specify a payment amount or payment range, to the extent earned or otherwise payable, as determined by the Committee.

Annual Incentive Awards

The Committee may designate key employees to be eligible to receive an annual incentive award, payable in cash, common stock or a combination of cash and common stock, which shall be earned and payable based on the satisfaction of performance objectives designated by the Committee in such award. The Committee may establish an incentive pool to be allocable, to the extent earned, among participating key employees. Annual incentive awards may include such other terms and conditions as the Committee determines; provided that any annual award to an employee who is or is expected to be a “covered” executive officer under Section 162(m) of the Code shall be subject to performance criteria described above for performance awards. No “covered” executive officer shall receive an annual incentive award under the Plan in excess of (i) 50% of any incentive pool established by the Committee and (ii) $3,000,000, and such annual awards to covered employees will be subject to other terms and conditions as the Committee determines necessary to satisfy Section 162(m) of the Code. The Committee, at its discretion, may reduce amounts otherwise earned or payable under any incentive pool or individual award.

Participant Termination Provisions

Generally, awards made under the Plan are forfeited and will not be paid if such awards or portions thereof remain unvested or subject to restriction or forfeiture as of the date a participant’s employment or service with ACCO Brands ceases, except as follows:

Death or Disability. Generally, awards of options and SARs become nonforfeitable and will be exercisable for five years following an employment termination due to death or disability. Upon an employment termination due to death or disability, restricted stock and RSU awards become unrestricted or nonforfeitable and immediately payable, respectively. Similarly, upon an employment termination due to death or disability prior to the end of a performance period, performance-based awards become immediately payable based on the deemed satisfaction of the applicable performance objectives at the target level of performance.

For performance stock unit and long-term cash-based awards granted to participants during 2010, upon an employment termination due to death or disability, respecting all performance periods that are completed prior to the date of termination, the participant will become entitled to payment under the award only in such amount as was earned based on the actual satisfaction of the applicable performance objectives for such completed performance period or periods. The remaining performance period or periods under the award are payable based on the deemed satisfaction of the applicable performance objectives at the target level of performance.

Retirement. Generally, awards of options and SARs become nonforfeitable and will be exercisable for five years following the date of retirement (as defined in the Plan). A prorated portion of a restricted stock award or an RSU becomes unrestricted or nonforfeitable and payable, respectively, in the event of retirement based on the period of restriction through the date of retirement. For performance awards, a participant will be entitled to payment under an outstanding performance award at such time and in such amount as would have been earned and payable under such performance award had the participant continued his or her employment or service through the last day of the applicable performance period.

For performance stock unit and long-term cash-based awards granted to participants during 2010, upon the participant’s retirement, respecting all performance periods that are completed prior to the date of retirement, the participant will become entitled to payment under the award only in such amount as was earned based on the actual satisfaction of the applicable performance objectives for such completed performance period or periods. For the incomplete performance period in which such retirement occurs, the participant will become entitled to payment of a prorated portion of such amount as is earned based on the actual satisfaction of the applicable performance objectives for such performance period. The participant would not be entitled to any payment for any performance period that had not commenced prior to the retirement date.

Involuntary Termination Without Cause. A prorated portion of a restricted stock award or an RSU will become unrestricted or nonforfeitable and payable, respectively, in the event of a participant’s termination without cause (as defined in the Plan) on or after the first anniversary of the date of the award based on the period of restriction through the date of involuntary termination, and any performance objectives applicable to the awards for the prorated period are deemed satisfied at the target level of performance. A prorated portion of a performance award will become immediately payable in the event of a participant’s termination without cause on or after the first anniversary of the date of the award based on the period of restriction through the date of involuntary termination, and any performance objectives applicable to the award for the prorated period are deemed satisfied at the target level of performance.

For performance stock unit and long-term cash-based awards granted to participants during 2010, the participant will forfeit the entire award unless the involuntary termination without Cause occurs during the last six-months of the three-year award period. In the event of such a termination during the last six months of the three-year award period, respecting all performance periods that are completed prior to the date of termination, the participant will become entitled to payment under the award only in such amount as was earned based on the actual satisfaction of the applicable performance objectives for such completed performance periods. For the incomplete performance period in which such involuntary termination occurs, the participant will become entitled to payment of a prorated portion of such amount as is earned based on the actual satisfaction of the applicable performance objectives for such performance period.

Adjustments

In the event of a corporate transaction involving ACCO Brands (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the Committee may adjust outstanding awards as it deems appropriate to maintain the benefits or potential benefits of the awards.

Change in Control

Generally, upon a change in control of ACCO Brands (as defined in the Plan) all outstanding options and stock appreciation rights will become fully exercisable. Unless otherwise determined by the Committee and to the extent not replaced by a replacement award of the same type upon a change-in-control (a) all restricted stock and RSUs will become immediately unrestricted in the case of restricted stock, and nonforfeitable and payable in the case of RSUs, and (b) all performance awards will become payable in full, with the performance objectives applicable to such award deemed satisfied at the maximum level of performance. In the event replacement awards are made in connection with a change-in-control, if the employment or service of a participant is involuntarily terminated by ACCO Brands or its successor without cause (as defined in the Plan) or voluntarily terminated for good reason (as defined in the Plan) in connection with or during the two-year period after the change-in-control, the accelerated vesting and nonforfeiture provisions described above would apply upon such termination to the affected participant’s replacement awards.

For performance stock unit and long-term cash-based awards granted to participants during 2010, upon a change in control, respecting all performance periods that are completed prior to the date of the change in control, the participant will become entitled to payment under the award only in such amount as was earned based on the actual satisfaction of the applicable performance objectives for such completed performance period or periods. The remaining performance period or periods under the award are payable based on the deemed satisfaction of the applicable performance objectives at the maximum level of performance.

Amendment and Termination

With certain exceptions requiring stockholder approval, our Board of Directors may, at any time, amend, suspend or terminate the Plan provided that no such amendment, suspension or termination may adversely affect the rights of any participant or beneficiary under any award granted under the Plan prior to the date such amendment, suspension or termination is adopted by the Board of Directors in the absence of written consent to the change by the affected participant.

Tax Consequences

The following is a brief summary of the principal federal income tax consequences of stock option awards under the Plan. The summary is based on current federal income tax laws and interpretations thereof, all of which are subject to change at any time, possibly with retroactive effect. The summary is not intended to be exhaustive.

Non-Qualified Stock Options. A participant who receives a non-qualified option does not recognize taxable income upon the grant of the option, and we are not entitled to a tax deduction. The participant will recognize ordinary income upon the exercise of the option in an amount equal to the excess of the fair market value of the option shares on the exercise date over the option price. Such income will be treated as compensation to the participant subject to applicable withholding requirements. We generally are entitled to a tax deduction in an amount equal to the amount taxable to the participant as ordinary income in the year the income is taxable to the participant. Any appreciation in value after the time of exercise will be taxable to the participant as capital gain and will not result in a deduction by ACCO Brands.

Incentive Stock Options. A participant who receives an incentive stock option does not recognize taxable income upon the grant or exercise of the option, and we are not entitled to a tax deduction. The difference between the option price and the fair market value of the option shares on the date of exercise, however, will be treated as a tax preference item for purposes of determining the alternative minimum tax liability, if any, of the participant in the year of exercise. We will not be entitled to a deduction with respect to any item of tax preference.

A participant will recognize gain or loss upon the disposition of shares acquired from the exercise of incentive stock options. The nature of the gain or loss depends on how long the option shares were held. If the option shares are not disposed of pursuant to a “disqualifying disposition” (i.e., no disposition occurs within two years from the date the option was granted nor one year from the date of exercise), the participant will recognize long-term capital gain or capital loss depending on the selling price of the shares. If option shares are sold or disposed of as part of a disqualifying disposition, the participant must recognize ordinary income in an amount equal to the lesser of the amount of gain recognized on the sale, or the difference between the fair market value of the option shares on the date of exercise and the option price. Any additional gain will be taxable to the participant as a long-term or short-term capital gain, depending on how long the option shares were held. We generally are entitled to a deduction in computing our federal income taxes for the year of disposition in an amount equal to any amount taxable to the participant as ordinary income.

Equity Compensation Plan Information

The following table gives information, as of December 31, 2009, about our common stock that may be issued upon the exercise of options and other equity awards under all compensation plans under which equity securities are reserved for issuance.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders (1)	7,009,011	$10.75	74,787	(2)
Equity compensation plans not approved by security holders	—	—	—

Total	7,009,011	$10.75	74,787

(1)	This number includes 4,980,043 common shares that were subject to issuance upon the exercise of stock options/SSARs granted under the Plan, and 2,028,968 common shares that were subject to issuance upon the exercise of stock options/SSARs pursuant to the Company’s 2005 Assumed Option and Restricted Stock Unit Plan. The weighted-average exercise price in column (b) of the table reflects all such options/SSARs.

(2)	These are shares available for grant as of December 31, 2009 under the Plan pursuant to which the Committee of the Board of Directors may make various stock-based awards including grants of stock options, stock-settled appreciation rights, restricted stock, restricted stock units and performance share units. In addition to these shares, the following shares may become available for grant under the Plan and, to the extent such shares have become available as of December 31, 2009, they are included in the table as available for grant: (i) shares covered by outstanding awards under the Plan that were forfeited or otherwise terminated and (ii) shares that are used to pay the exercise price of the stock options/SSARs and shares used to pay withholding taxes on equity awards generally.

SUBMISSION OF STOCKHOLDER PROPOSALS AND NOMINATIONS

What governs stockholder proposals and nominations?

Article II of our By-laws contains procedures for stockholder nominations of directors and for stockholder proposals to be properly presented before stockholder meetings. In addition, Rule 14a-8 under the Securities Exchange Act of 1934 (“Exchange Act”) contains requirements that must be followed in order to have a proposal included in our proxy statement and form of proxy.

Who can make a nomination or a proposal?

According to our By-laws, stockholders may nominate persons for election to our Board of Directors at annual meetings and certain special meetings of stockholders and may propose other business to be considered by stockholders at annual meetings. Any stockholder desiring to make a nomination or a proposal may do so if such stockholder (1) is a holder of record of the Company both at the time of giving proper notice of a nomination or a proposal and at the time of the annual meeting or, with respect to nominations, the special meeting; (2) is entitled to vote at the meeting; and (3) complies with the notice procedures set forth in our By-laws. Nominations at any special meeting may be made only in the event the Board of Directors has determined directors are to be elected at such special meeting. The person presiding at the meeting is authorized to determine if a proposed matter is properly before the meeting or if a nomination has been properly made.

When must a nomination or a proposal be made?

With respect to annual meetings, to be timely, a stockholder’s notice must be delivered to the Secretary of the Company at our principal executive offices not earlier than the close of business on the 120th day nor later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting. Our By-laws provide for different notice timing rules for special meetings in which directors are to be elected or in the event the annual meeting date is more than 30 days before or more than 60 days after such anniversary date.

How do I go about making a nomination or a proposal?

If you are a record owner of stock and you wish to make a nomination or proposal at an annual meeting, you must notify the Secretary, in writing, of your intent. Written notice must be delivered not earlier than January 18, 2011, and not later than February 18, 2011, with respect to nominations and proposals for the 2011 annual meeting of stockholders. All notices must contain the information required by Article II of our By-laws and Rule 14a-8 under the Exchange Act.

Stockholders who wish to have a proposal included in our proxy statement and form of proxy must comply with the applicable requirements of the Exchange Act, including Rule 14a-8 under the Exchange Act. In order for a stockholder proposal to be eligible under Rule 14a-8 for consideration for inclusion in our proxy statement and accompanying proxy at the 2011 annual meeting of stockholders, the proposal must be received by the Company on or before December 3, 2010.

A copy of the By-law provisions summarized above is available upon written request to Mr. Steven Rubin, Senior Vice President, General Counsel and Secretary, ACCO Brands Corporation, 300 Tower Parkway, Lincolnshire, Illinois 60069. Additionally, a copy of our By-laws, which we included as an exhibit to our Current Report on Form 8-K filed with the SEC on December 24, 2008, can be accessed through the SEC’s website at www.sec.gov.

MISCELLANEOUS

Cost of Soliciting Proxies

The Company will bear the expense of soliciting proxies for this meeting, including mailing costs of the Notice, except for some costs associated with individual stockholders’ use of the Internet or telephone. In addition to solicitation by mail, directors, officers and other employees may also solicit proxies personally or by telephone or other means of electronic communication but will not receive specific compensation for any such solicitation. We have retained Innisfree M&A, Inc. to further assist us with the solicitation of proxies for a fee not to exceed $12,500. We may reimburse brokerage firms and others holding stock in their names or in names of nominees for their reasonable out-of-pocket expenses in sending proxy material to principals and beneficial owners.

In addition to mailing copies of the Notice and mailing or making available the related proxy materials to stockholders, we will request that persons who hold stock in their names or custody, or in the names of nominees, for the benefit of others, to forward copies of these materials to the beneficial owners of our stock, and to request the authority to execute the proxies. Stockholders who do not intend to be present at the meeting are urged to send in their proxies without delay or vote their proxies by telephone or through the Internet. Prompt response is helpful, and your cooperation will be appreciated.

Multiple Stockholders Having the Same Address

If you and other residents at your mailing address own shares of common stock in street name, your broker or bank may have sent you a notice that your household will receive only one Notice or, as applicable, one annual report and proxy statement for each company in which you hold stock through that broker or bank. This practice, known as “householding,” is designed to reduce printing and postage costs. If you did not respond that you did not want to participate in householding, the broker or bank will assume that you have consented, and will send one copy of our Notice or, as applicable, one annual report and proxy statement to your address. You may revoke your consent to householding at any time by sending your name, the name of your brokerage firm, and your account number to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. The revocation of your consent to householding will be effective 30 days following its receipt. In any event, if you did not receive a Notice, we will send a copy to you if you call Ms. Jennifer Rice, Vice President — Investor Relations at (847) 484-3020, or write her at ACCO Brands Corporation, 300 Tower Parkway, Lincolnshire, IL 60069.

If you and other residents at your mailing address are registered stockholders and you receive more than one copy of the Notice or, as applicable, the annual report and proxy statement, but you wish to receive only one copy, you must request, in writing, that ACCO Brands eliminate these duplicate mailings. To request the elimination of duplicate copies, please write to Wells Fargo Shareowner Services, Attn: Proxy Dept., 161 N. Concord Exchange Street, St. Paul, MN 55075 or call (in the United States) 1-800-468-9716.

Other Matters

ACCO Brands knows of no other matters to be submitted to the stockholders at the meeting. If any other matters properly come before the meeting, people named in the enclosed proxy will vote the shares they represent in accordance with the recommendation of the Board of Directors.

April 1, 2010

By order of the Board of Directors

Steven Rubin

Senior Vice President, Secretary and General Counsel

A copy of ACCO Brands’ Annual Report on Form 10-K as filed with the SEC for its last fiscal year, including any financial statements and financial statement schedules to the Form 10-K, will be made available to stockholders without charge, upon written request to Ms. Jennifer Rice, Vice President, Investor Relations, ACCO Brands Corporation, 300 Tower Parkway, Lincolnshire, Illinois 60069.

A copy of the Form 10-K will also be made available on the ACCO Brands’ website at www.accobrands.com. Additionally, the ACCO Brands’ Audit Committee Charter, Compensation Committee Charter, Corporate Governance and Nominating Committee Charter, Code of Business Conduct and Ethics and Corporate Governance Guidelines are available free of charge in the Investor Relations section of the ACCO Brands website, or in print upon request by any stockholder to Ms. Rice at the address noted above.

Important Notice Regarding the Availability of Proxy Materials for the 2010 Annual Meeting of Stockholders:

Our proxy statement and 2009 Annual Report on Form 10-K are available at: www.proxyvote.com.

Annex A

AMENDMENT

OF

AMENDED AND RESTATED

ACCO BRANDS CORPORATION

2005 INCENTIVE PLAN

This Amendment (“Amendment”) of the Amended and Restated ACCO Brands Corporation 2005 Incentive Plan (“Plan”) is adopted effective February 24, 2010, subject to approval by a majority of the voting stockholders at the first annual meeting of stockholders occurring after the date hereof.

1.	Section 8(a) is deleted in its entirety and replaced as follows:

“(a)

Performance Awards may be granted as payable in cash, shares of Common Stock (including, without limitation, shares of Restricted Stock or Restricted Stock Units), or a combination thereof, as the Committee shall determine. The Committee shall determine the nature, length and starting date of the Performance Period for each Performance Award, which shall be at least one year, the performance objectives to be used in valuing the amount earned under Performance Awards, the range of dollar values or the number of shares of Common Stock (including, without limitation, Restricted Stock or Restricted Stock Units), or combination thereof, to be received by the Participant at the end of the Performance Period if and to the extent that the performance objectives have been achieved, and shall certify the extent to which Performance Awards have been earned. The performance objectives shall include a minimum performance standard below which no payment shall be made and a maximum performance level above which no further amount of payment shall be made. Performance Periods may overlap and Participants may participate simultaneously with respect to Performance Awards that are subject to different Performance Periods and different performance objectives. Performance objectives, and other terms of the Award, may vary from Participant to Participant and between groups of Participants, and Performance Awards to Covered Employees that are intended to satisfy Section 162(m) of the Code shall be based upon one or more of the following strategic, financial, net asset or share price performance goals: revenues; operating income; operating company contribution; cash flow; cash flow from operations; earnings before one or more of interest, taxes, depreciation and amortization; income from continuing operations; net asset turnover; net income; earnings per share; earnings per share from continuing operations; economic value added; operating margin; return on equity, assets, net assets or net tangible assets; return on invested capital; return on capital employed; return on total capital; economic profit; working capital efficiency; cost reductions; improvement in cost of goods sold; inventory sales ratio; earnings growth; revenue growth, gross margin, total return to stockholders, cost reduction, economic value added – or EVA® (net operating profit after tax minus the sum of capital multiplied by the cost of capital) or leverage ratio (“Covered Employee Performance Objectives”), whether applicable to the Company or any relevant Subsidiary or business unit, or any combination thereof, as the Committee may deem appropriate. Unless the Committee shall otherwise provide in the Performance Award, to the extent that the performance objectives under an Award have been satisfied, the Award shall be paid no later than the fifteenth day of the third month of the fiscal year of the Company following the fiscal year in which the end of the Performance Period occurs.”

2.	The Plan is hereby ratified, affirmed and continued, as amended hereby.

A-1

Parking Facility and Driving Directions

Meeting Location Address

Arboretum Golf Club,

401 W. Half Day Road,
Buffalo Grove, Illinois

Tel: (847) 913-9112

Fax: (847) 913-1344
www.arboretumclub.com

Parking

Self-parking is available at
no charge in the outside,
uncovered lot (no valet
parking)

Directions from Downtown Chicago to Club:

Take I-90/94 North toward Milwaukee.

Exit right onto IL 22/Half Day Road.

Go west on Half Day Road past Rt. 21 (Milwaukee Ave.).

Club is on south side of Half Day Road approx. 1/2 mile past RR tracks

Directions from North to Club:

Take either I-94 or I-294 South toward Chicago/Indiana.

Exit right IL 22/Half Day Road.

Go west on Half Day Road.

Club is on south side of Half Day Road approx. 1/2 mile past RR tracks

Directions from Western Suburbs to Club:

Take IL Rt. 53 North.

Exit Lake Cook Road East to IL Rt. 83.

Turn left on IL Rt. 83 to IL 22/Half Day Road.

Turn right (East) on IL 22/Half Day Road.

Club is just past Buffalo Grove Road

Directions from South to Club:

Take I-294 North toward Wisconsin.

Exit right IL 22/Half Day Road.

Go west on Half Day Road.

Club is on south side of Half Day Road approx. 1/2 mile past RR tracks

ACCO BRANDS CORPORATION 300 TOWER PARKWAY LINCOLNSHIRE, IL 60069

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS

If you would like to reduce the costs incurred by ACCO Brands Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote FOR the following.
1.	Election of Directors	☐	☐	☐
Nominees
01 George V. Bayly	02 Kathleen S. Dvorak		03 G. Thomas Hargrove		04 Robert H. Jenkins	05 Robert J. Keller
06 Thomas Kroeger	07 Michael Norkus		08 Sheila Talton		09 Norman H. Wesley

The Board of Directors recommends you vote FOR the following proposal(s):						For	Against	Abstain

2	The ratification of the selection of KPMG LLP as Independent Auditors for the year 2010.					☐	☐	☐

3	The amendment and reapproval of the performance measures under the Amended and Restated 2005 Incentive Plan.					☐	☐	☐

4	Such other business as may properly come before the meeting or any adjournment thereof.					☐	☐	☐

		Yes	No
Please indicate if you plan to attend this meeting		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]			Date		Signature (Joint Owners)		Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10K/Wrap is/ are available at www.proxyvote.com.

ACCO BRANDS CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

MAY 18, 2010

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The stockholder(s) hereby appoint(s) Neal V. Fenwick and Thomas P. O’Neill, Jr., or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of ACCO Brands Corporation that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:30 a.m., CDT, on May 18, 2010, at the Arboretum Golf Club, 401 W. Half Day Road, Buffalo Grove, Illinois, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDERS. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR EACH PROPOSAL.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE. Continued and to be signed on reverse side